UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 193

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The Chefs’ Warehouse, Inc.

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The Chefs’ Warehouse, Inc.
Notice Of Annual Meeting Of Stockholders
To Be Held On May 14, 2021

Dear Stockholder:
    You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of The Chefs’ Warehouse, Inc. (the “Company”), which will be held on Friday, May 14, 2021, at 10:00 a.m. EDT. We are pleased that the Annual Meeting will be a virtual meeting, which will be conducted via live webcast. If you attend the Annual Meeting online, you will be able to vote your shares electronically and submit your questions during the Annual Meeting through a virtual web conference at www.virtualshareholdermeeting.com/chef21.

We are holding the Annual Meeting for the following purposes:
1.    To elect Ivy Brown, Dominick Cerbone, Joseph Cugine, Steven F. Goldstone, Alan Guarino, Stephen Hanson, Aylwin Lewis, Katherine Oliver, Christopher Pappas and John Pappas as directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;
2.    To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 24, 2021;
3.    To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement that accompanies this notice; and
4.    To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
These matters are more fully described in the accompanying proxy statement. We are not aware of any other business to be transacted at the Annual Meeting.
    Only stockholders of record on our books at the close of business on March 17, 2021 will be entitled to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting. For 10 days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the Annual Meeting at our principal executive offices located at 100 East Ridge Road, Ridgefield, Connecticut 06877. If you would like to view the stockholder list, please call our General Counsel, Corporate Secretary and Chief Government Relations Officer, Alexandros Aldous, at (203) 894-1345, to schedule an appointment. The stockholder list will also be available on the Internet through the virtual web conference during the Annual Meeting.

    In accordance with rules approved by the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders over the Internet. On or about March 29, 2021, we mailed to all stockholders of record, as of the close of business on March 17, 2021, a notice containing instructions on how to access our Annual Report to Stockholders, which contains our audited consolidated financial statements for the fiscal year ended December 25, 2020, our proxy statement, proxy card and other items of interest to stockholders on the Internet website indicated in our notice, as well as instructions on how to vote. The March 29, 2021 notice also provides instructions on how you can request a paper copy of our proxy materials and Annual Report to Stockholders.

    You may vote your shares at the Annual Meeting via the Internet, by telephone or by completing, dating, signing and promptly returning a proxy card to us in the envelope provided if you requested and received a paper copy of the proxy card by mail. The proxy materials provide you with details on how to vote by these methods. We encourage you to vote in the method that suits you best so that your shares will be voted at the Annual Meeting.

By Order of the Board of Directors,
/s/ Christopher Pappas
Christopher Pappas
March 29, 2021	Chairman of the Board

PLEASE VOTE. STOCKHOLDERS MAY VOTE VIRTUALLY AT THE ANNUAL MEETING OR BY INTERNET, TELEPHONE OR MAIL. PLEASE REFER TO YOUR PROXY CARD OR THE NOTICE OF PROXY AVAILABILITY DISTRIBUTED TO YOU ON OR ABOUT MARCH 29, 2021 FOR INFORMATION ON HOW TO VOTE BY INTERNET, TELEPHONE OR MAIL.

PROXY STATEMENT SUMMARY
Below are the highlights of important information you will find in this Proxy Statement. Please review the full Proxy Statement before casting your vote.

Meeting Information	Voting Matters
Time and Date:	Voting Matter	Board Recommendation	Page
10:00 a.m. EDT, on Friday, May 14, 2021	Proposal 1 - Election of Directors	FOR EACH NOMINEE	14
Attending the Meeting:	Proposal 2 - Ratification of Independent Registered Public Accounting Firm	FOR	45
The Annual Meeting will be held on the Internet through a virtual web conference at www.virtualshareholdermeeting.com/chef21.	Proposal 3 - Advisory Vote on Executive Compensation	FOR	48

Recent Highlights and Achievements

COVID-19 Impact: During the COVID-19 novel coronavirus (“COVID-19”) pandemic, the Company’s management and the Board adapted and developed to:
•Better serve new customer segments and position the Company for “the new normal;”

•Continue to provide the Company's core customers with high touch service;

•Expand the Company's direct to consumer product offerings by launching our “Shop Like a Chef” online home delivery platform and maintaining our Allen Brothers online platform; and

•Ensure the Company's survival by proactively addressing cash flow, liquidity, debt service and balance sheet health.

Corporate Strategy: The Company’s management and the Board have identified and developed the following key strategies for the Company:
•Increasing penetration with the existing customer base;

•Maintaining and expanding the customer base in key culinary markets, including the metro New York, Boston, Washington, D.C., Philadelphia, Miami, Chicago, Cincinnati, Columbus, Dallas, Houston, San Antonio, Las Vegas, San Francisco, Los Angeles, Sacramento, Portland, Seattle, Vancouver, Edmonton and Toronto markets;

•Pursuing selective acquisitions; and

•Improving the Company's operating margins.

Acquisition Highlights: The Company made significant progress in reaching its strategic goals:
•Acquisition of Sid Wainer & Son, Inc. On January 27, 2020, the Company acquired substantially all of the assets of Sid Wainer & Son, Inc., a specialty produce processor and distributor based in New Bedford, Massachusetts and servicing the New England area.

•Acquisition of Cambridge Packing Co, Inc. On February 2, 2020, the Company acquired substantially all of the assets of Cambridge Packing Co, Inc., a specialty protein processor and distributor based in Boston, Massachusetts and servicing the New England area.

•Acquisition of Harris Seafood Company, LLC. On September 28, 2020, the Company acquired substantially all of the assets of Harris Seafood Company, LLC, a specialty seafood processor and distributor based in Mulberry, Florida and servicing the State of Florida.

Governance Highlights

We believe that good governance practices benefit our stockholders by improving the Company’s accountability and transparency. The Company is committed to maintaining and improving its corporate governance practices. The Company has the following governance features in place as of March 29, 2021:

Annual Elections with Majority Vote Standard	Yes	Stock Ownership Guidelines for Executives	Yes
Lead Independent Director	Yes	Anti-Hedging Policy	Yes
Board Independence	80%	Code of Conduct and Ethics	Yes
Committee Independence	100%	Board Member Recruiting Guidelines	Yes
Number of Financial Experts	1	Executive Sessions of the Board	Yes
Board Diversity (female)	20%	Board Diversity (underrepresented groups)	20%
Board Committees Complete Annual Self-Evaluations	Yes	Anonymous Reporting	Yes
Over-Boarding Policy	Yes	Clawback Policy	Yes

Director Nominees

At the Annual Meeting, you are being asked to vote on the election of the following ten director nominees. Detailed information on each director is available starting on page 16.

					Committee Membership
Name	Age	Director Since	Experience	Independent	Audit	Compensation & Human Capital	Nominating/ Governance
Christopher Pappas	61	2011	Founder, Chairman, President and CEO, The Chefs’ Warehouse, Inc.	No
John Pappas	57	2011	Founder, Vice Chairman and Former COO, The Chefs’ Warehouse, Inc.	No
Ivy Brown	58	2021	Former President of United Parcel Service, Inc., Northeast District	Yes	•
Dominick Cerbone	76	2012	Former Partner, Ernst & Young	Yes	Chair	•
Joseph Cugine	60	2012	President, BarFresh Food Group Inc.	Yes	•	•	Chair
Steven F. Goldstone	75	2016	Former Non-Executive Chairman, ConAgra Foods, Inc.	Yes			•
Alan Guarino	61	2012	Vice Chairman of Global Financial Markets, Korn/Ferry International	Yes		Chair	•
Stephen Hanson	71	2011	Former President, B.R. Guest Restaurants	Yes	•		•
Aylwin Lewis	66	2021	Former Chairman, Chief Executive Officer and President of Potbelly Corporation	Yes		•
Katherine Oliver	58	2015	Principal, Bloomberg Associates	Yes		•	•

Stockholder Outreach

We believe an open and transparent dialogue with our stockholders is an essential element of good corporate governance. Last year, members of our Board and management met with the top actively managed stockholders. We hold calls with our top investors each quarter and also hold periodic calls on an ad hoc basis. During our calls, we discuss corporate governance practices, the Company’s strategy and performance, executive compensation programs, board composition and other items of stockholder interest. Our management’s dialogue with the stockholders holding 35% of voting shares helped us to improve our corporate governance practices and executive compensation programs during fiscal 2020. Usually the Company meets with investors and stockholders in person, but in fiscal 2020, the Company was not able to do so as a result of the COVID-19 pandemic.

Each spring, we make available to all stockholders a copy of the Company’s Annual Report and Proxy Statement. Stockholders may access our Annual Report, Proxy Statement, committee charters, investor presentations, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Insider Trading Policy and Bylaws at www.chefswarehouse.com. Stockholders may contact any director, committee of the board, non-management director or the Board:

via U.S. Mail at:
The Chefs’ Warehouse, Inc.
Attn: Alexandros Aldous, General Counsel, Corporate Secretary and Chief Government Relations Officer
100 East Ridge Road
Ridgefield, Connecticut 06877

via e-mail at:

ir@chefswarehouse.com
Executive Compensation Overview
The Company’s executive compensation program, set forth by the Compensation and Human Capital Committee (the “Compensation Committee”), is designed to implement our executive pay philosophy to:

•Attract and retain talented and experienced executives and other key employees;

•Align the interests of executives with our business plans through the use of Company-wide performance metrics based on those plans (“pay for performance”) and retention programs to retain employees key to their implementation;

•Incentivize achievement of annual financial, functional and individual objectives; and

•Create a fair and measurable compensation model for rewarding performance and attracting and retaining key members of management.
Compensation Practices

What We Do	What We Don’t Do
Pay for Performance	No Repricing or Cash Buyouts of Underwater Options
Double Trigger Change in Control Provisions	No Hedging or Pledging of Company Stock
Independent Compensation Advisors	No Supplemental Retirement Benefits for Executives
Clawback Policy and Stock Ownership Guidelines

Elements of Compensation for Fiscal 2020
Taking into account the above-described objectives and our peer group comparisons, the Compensation Committee designed a fiscal 2020 compensation package for our named executive officers that consisted of the following principal components. Due to the effects of the COVID-19 pandemic, we reexamined the compensation arrangements during the year to realign them with our revised business plan and priorities.

Element	Description & Objective	Form	2020 Approach
Base Salary	The guaranteed part of our executives’ pay. Base salary reflects the different levels of responsibility within the Company, the skills and experience required for the job, individual performance and labor market conditions. Provides a competitive level of fixed compensation.	• Cash	50% of the base salary, prorated from March 23, 2020 through the end of fiscal 2020, was paid in time-based restricted stock for purposes of liquidity preservation by the Company.
Annual Bonus	Performance-based payments to incentivize top- and bottom-line growth.	• Cash or time-based restricted stock	Targets relating to fiscal 2020 were originally set to be revenue and adjusted EBITDA (“AEBITDA”). Due to the effects of the COVID-19 pandemic, the original performance metrics set in early 2020 were rendered obsolete and we revised our performance criteria with respect to 2020 to recognize achievement of strategic priorities to keep the Company well-capitalized, our employees safe and our customers with product.
Long-Term Incentives	Equity-based incentives earned based on the attainment of performance objectives and continued service with the Company to align the interests of our executives with stockholders and reward performance that enhances long-term value.
		• Performance-based restricted stock (50%) • Time-based restricted stock (50%)	Due to the effects of the COVID-19 pandemic, the performance-based grants made in 2020 and the financial goal performance-based grants made in 2019 were canceled. Long-term incentive grants governing the 2018-2020 period were based on attainment of AEBITDA and ROIC targets and vested at a blended rate of 83%.
Retirement and Other Welfare Benefits	Health and welfare benefits and methods for individuals to save for retirement to align with market practice and provide for the wellness of our executives and their families.	• 401(k) savings plan • Health, dental and vision insurance • Short-term disability coverage • Life insurance	Consistent with historic approach.
Termination Benefits	Severance, termination benefits and accelerated vesting of equity upon qualifying terminations and in connection with changes in control of the Company in order to retain our executives and help enable them to focus on executing our business plans.	• Cash severance • Accelerated equity • In kind termination benefits	Enhanced severance and change in control benefits to provide stability and help retain management.
Limited Perquisites	Limited perquisites targeted to be market competitive.	• Transportation • Cash	Consistent with historic approach.

Proposal 3—Advisory Vote on Executive Compensation	48
Vote Required	48
Other Matters	49
Delinquent Section 16(a) Reports	49
Stockholder Proposals for the 2021 Annual Meeting of Stockholders	49

THE CHEFS’ WAREHOUSE, INC.
100 East Ridge Road
Ridgefield, Connecticut 06877

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2021

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (which we sometimes refer to as the “Board” in this proxy statement) of The Chefs’ Warehouse, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 14, 2021, at 10:00 a.m. EDT, on the Internet, through a virtual web conference at www.virtualshareholdermeeting.com/chef21, and at any adjournments or postponements of the Annual Meeting. The Board is soliciting proxies for the purposes set forth in the accompanying Notice of the Annual Meeting. The Company will bear the cost of soliciting the proxies.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 14, 2021:

As outlined in the notice we mailed to you on or about March 29, 2021 (the “Notice of Proxy Availability”), the proxy statement, proxy card and Annual Report to Stockholders for the fiscal year ended December 25, 2020 are available on the Internet at www.proxyvote.com.

INFORMATION ABOUT THE MEETING
Record Date and Share Ownership
Only stockholders of record on our books at the close of business on March 17, 2021 (the “Record Date”) will be entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. As of the close of business on the Record Date, we had 37,911,440 shares of common stock outstanding and eligible to vote on each matter brought before the Annual Meeting. Each share of common stock entitles the record holder to one vote on each matter to be voted upon at the Annual Meeting. Copies of the Notice of Annual Meeting of Stockholders, this proxy statement, the proxy card and our Annual Report to Stockholders for the fiscal year ended December 25, 2020 are being made available to stockholders of record on or about March 29, 2021. We are making these materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you without charge by mail. On or about March 29, 2021, we mailed to all stockholders of record, as of the Record Date, the Notice of Proxy Availability, which contains instructions on how to access these materials and vote their shares of our common stock.

We will, upon written request of any stockholder, furnish without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 25, 2020, as filed with the Securities and Exchange Commission (the “SEC”), without exhibits. Please address all such requests to the attention of Alexandros Aldous, General Counsel, Corporate Secretary and Chief Government Relations Officer, The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877. Exhibits will be provided upon written request to Mr. Aldous and payment of an appropriate processing fee.

Submitting and Revoking Your Proxy
If you complete and submit a proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy but do not complete the voting instructions, the persons named as proxies will vote the shares represented by your proxy as follows:

•FOR the election of Ivy Brown, Dominick Cerbone, Joseph Cugine, Steven F. Goldstone, Alan Guarino, Stephen Hanson, Aylwin Lewis, Katherine Oliver, Christopher Pappas, and John Pappas as directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified (Proposal 1);

•FOR the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 24, 2021 (Proposal 2); and

•FOR the advisory vote on the compensation of our named executive officers as disclosed in this proxy statement (Proposal 3).

If other matters come before the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented at the Annual Meeting.
You may revoke or revise your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting via the Internet while attending the virtual Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone or (4) sending a written revocation to our corporate secretary at 100 East Ridge Road, Ridgefield, Connecticut 06877. Attendance at the Annual Meeting through the Internet will not itself be deemed to revoke your proxy unless you vote via the Internet while attending the Annual Meeting. If you attend the Annual Meeting via the Internet and want to vote via the Internet, you can request that your previously submitted proxy not be used. If your shares are held through a broker, bank or other institution in “street name”, you will need to obtain a proxy form from the institution that holds your shares. Your most current proxy card or telephone or Internet proxy is the one that is counted.
If you hold shares of common stock in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being made available to you by your broker, bank or nominee. You may not vote directly any shares held in “street name”; however, as the beneficial owner of the shares, you have the right to direct your broker, bank or nominee on how to vote your shares. If you do not provide your broker, bank or nominee instructions on how to vote your shares on non-discretionary items, a “broker non-vote” will occur. Proposal 1 (election of ten nominees as directors) and Proposal 3 (advisory vote on executive compensation) are non-discretionary items for which your broker, bank or nominee will not be able to vote your shares without your instructions. Proposal 2 (ratification of the selection of BDO USA, LLP) is a discretionary, routine item, and your broker, bank or nominee may vote your shares in their discretion in the event that they do not receive voting instructions from you. Accordingly, it is possible for there to be broker non-votes for Proposals 1 and 3, but not for Proposal 2. In the case of a broker non-vote, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum. A broker non-vote, being shares not entitled to vote, would not have any effect on the outcome of the vote on Proposals 1 or 3.
In addition to solicitations by mail and the Internet, our directors, officers and employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. We will request brokerage houses, banks and nominees to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses, banks and other nominees for their reasonable expenses in connection with this distribution.
How to Vote
For Proposal 1 (election of ten nominees as directors), the ten candidates will be elected by a majority vote. Pursuant to our amended and restated bylaws, the voting standard for the election of directors of the Company in an uncontested election is a majority voting standard. The majority voting standard provides that to be elected in an uncontested election, a director nominee must receive a majority of the votes cast in the election such that the number of shares properly cast “for” the nominee exceeds the number of votes properly cast “against” that nominee, with abstentions and broker non-votes not counting as votes “for” or “against.” The “majority of votes cast” means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” the nominee’s election, not including abstentions and broker non-votes. “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. You may vote “FOR” or “AGAINST” each director, or “ABSTAIN” from voting for such director. Under our majority voting standard, if an incumbent director nominee fails to receive a majority of votes cast, the nominee must immediately offer to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee would make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision as well as the rationale behind it within 90 days from the date of the certification of the election results.
For Proposal 2 (ratification of the selection of BDO USA, LLP) and Proposal 3 (advisory vote on executive compensation), you may vote “FOR” or “AGAINST” each proposal or “ABSTAIN” from voting on the proposal.
Stockholders of Record: If you are a stockholder of record on the Record Date, there are four ways to vote:
•by voting at the Annual Meeting in person or via the Internet at www.virtualshareholdermeeting.com/chef21;

•by completing, signing, dating and returning your proxy card by mail, if you request a paper copy of the proxy materials;

•by making a toll-free telephone call within the United States or Canada using a touch-tone telephone to the toll-free number provided on your proxy card; or

•by voting on the Internet. To vote on the Internet, go to the website address indicated on your Notice of Proxy Availability to complete an electronic proxy card. You will be asked to provide the control number from the Notice of Proxy Availability.

If you plan to vote by telephone or Internet in advance of the Annual Meeting, your vote must be received by 11:59 p.m., eastern daylight time, on May 13, 2021 to be counted. Internet voting during the Annual Meeting is also permissible through the virtual web meeting hosted at www.virtualshareholdermeeting.com/chef21.

Street Name Holders: If you hold your shares in “street name,” the Notice of Proxy Availability was forwarded to you by your brokerage firm, bank or other nominee and you should follow the voting instructions provided by your broker, bank or nominee. You may complete and return a voting instruction card to your broker, bank or nominee. Please check your Notice of Proxy Availability for more information. If you hold your shares in street name and wish to vote at the Annual Meeting, you must have your 12-digit control number from your Notice of Proxy Availability.

We provide Internet proxy voting to allow you to vote your shares online both before and during the Annual Meeting, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Quorum
Presence by attendance at the Annual Meeting virtually through the virtual web meeting or by proxy of a majority of the shares of common stock outstanding at the close of business on the Record Date and entitled to vote at the Annual Meeting will be required for a quorum. Shares of common stock present by attendance at the Annual Meeting or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval and broker non-votes) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.
Votes Required
Proposal 1 (election of ten nominees as directors) is an uncontested director election. Our bylaws require that each nominee be elected by an affirmative majority of the shares represented at the Annual Meeting in person (including by webcast) or by properly executed proxy and entitled to vote on Proposal 1 to approve the election of each of the nominees for election as a director. Abstentions and broker non-votes will have no effect on Proposal 1 because they are not considered votes cast.
With respect to Proposal 2 (ratification of the selection of BDO USA, LLP) and Proposal 3 (advisory vote on executive compensation), the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the proposal is necessary for approval. Abstentions will be equivalent to a vote against Proposals 2 and 3. Broker non-votes will have no effect on the results of Proposals 1 and 3 because they are not considered votes cast. However, regarding Proposal 2, the ratification of the appointment of our independent registered public accounting firm is considered a “routine” item and brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions before the date of the Annual Meeting.

Attending the Annual Meeting
We will be hosting the Annual Meeting on the Internet through a virtual web conference at www.virtualshareholdermeeting.com/chef21. Our stockholders will continue to have the opportunity to engage with our Board and our independent auditors during the meeting. Our optional virtual meeting platform provided by our proxy solicitor, Broadridge Financial Solutions, allows all participating stockholders to submit questions at any point in the meeting. In addition, it also allows our stockholders to vote on proposals online. We believe that our virtual platform will increase stockholder participation while at the same time affording the same rights and opportunities to participate, as stockholders would have if we held a physical annual meeting.

     A summary of the information you need to attend the Annual Meeting online is provided below:

•Any stockholder can attend the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/chef21.

•The webcast will start at 10:00 a.m. EDT.

•Please have your 12-digit control number to enter the Annual Meeting.

•Stockholders may vote and submit questions while attending the Annual Meeting via the Internet.

•Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.

•Questions regarding how to attend and participate via the Internet will be answered by calling 1-800-690-6903 on the day before the Annual Meeting and the day of the Annual Meeting.

•Webcast replay of the Annual Meeting will be available at www.virtualshareholdermeeting.com/chef21 until the sooner of May 14, 2022 or the date of the next annual meeting of stockholders to be held in 2021.

Householding
The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits us, with your permission, to send a single Notice of Proxy Availability and, to the extent requested, a single set of these proxy materials to any household at which two or more stockholders reside if we believe they are members of the same family. This rule is called “householding” and its purpose is to help reduce printing and mailing costs of proxy materials. To date, the Company has not instituted this procedure, but may do so in the future.
A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of the Company’s common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement, the Annual Report or other proxy materials or wish to revoke your decision to household. These options are available to you at any time.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
This table includes information regarding the amount of our common stock beneficially owned as of March 17, 2021 by the following persons as of such date: (i) each of our directors, (ii) each of our executive officers named in “EXECUTIVE COMPENSATION - Summary Compensation Table - Fiscal Years 2018-2020,” (iii) all of our directors and current executive officers as a group, and (iv) each other person or entity known to us to own more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage Ownership
Directors and Named Executive Officers:
Christopher Pappas(3)	3,386,462	8.9%
John Pappas(4)	1,485,681	3.9%
Ivy Brown	2,844	0.0%
Dominick Cerbone	28,506	0.1%
Joseph Cugine	32,057	0.1%
Steven F. Goldstone	19,961	0.1%
Alan Guarino	39,182	0.1%
Stephen Hanson	69,773	0.2%
Aylwin Lewis	2,844	0.0%
Katherine Oliver	23,822	0.1%
Alexandros Aldous	157,544	0.4%
Patricia Lecouras	136,689	0.4%
James Leddy	132,079	0.3%
All directors and executive officers, as a group (14 persons)(5)	5,589,857	14.7%
Principal Stockholders (> 5% of outstanding common stock)
BlackRock, Inc.(6)	5,864,133	15.5%
Kayne Anderson Rudnick Investment Management, LLC(7)	3,872,610	10.2%
Virtus Investment Advisers, Inc.(8)	2,970,694	7.8%
Virtus Equity Trust(9)	2,808,023	7.4%
The Vanguard Group, Inc.(10)	2,224,029	5.9%
  (1)    The address for each listed director and executive officer is c/o The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The address of Kayne Anderson Rudnick Investment Management, LLC is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067. The address of Virtus Investment Advisors, Inc. is One Financial Plaza, Hartford, Connecticut 06103. The address of Virtus Equity Trust is 101 Munson Street, Greenfield, Massachusetts 01301. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(2)    The number of shares of common stock beneficially owned by each stockholder is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days after March 17, 2021 through the vesting and/or exercise of any equity award or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of common stock listed as owned by such person. The number of shares listed includes: (i) 100,273 shares of our common stock for which Mr. C. Pappas has all rights granted to a stockholder pursuant to certain performance restricted share award agreements, dated February 23, 2021, including the right to vote such shares subject to certain restrictions in such performance share award agreements; (ii) 55,106 shares of our common stock for which Mr. J. Pappas has all rights granted to a stockholder pursuant to certain performance restricted share award agreements, dated February 23, 2021, including the right to vote such shares subject to certain restrictions in such performance share award agreements; (iii) 32,145 shares of our common stock for which Mr. Aldous has all the rights granted to a stockholder pursuant to certain performance restricted share award agreements, dated February 23, 2021, including the right to vote such shares subject to certain restrictions in such performance share award agreements; (iv) 25,073 shares of our common stock for which Ms. Lecouras has all the rights granted to a stockholder pursuant to certain performance restricted share award agreements, dated February 23, 2021, including the right to vote such shares subject to certain restrictions in such performance share award agreements; (v) 34,442 shares of our common stock for which Mr. Leddy has all the rights granted to a stockholder pursuant to certain performance restricted share award agreements, dated February 23, 2021, including the right to vote such shares subject to certain restrictions in such performance share award agreements; and (vi) 16,226 shares of our common stock for which another one of our executives has all the rights granted to a stockholder pursuant to certain performance restricted share award agreements, dated February 23, 2021 including the right to vote such shares subject to certain restrictions in such performance share award agreements. These shares are subject to performance measures and are listed at the maximum achievement possible.
(3)    Does not include 620,000 shares of our common stock held by an irrevocable trust for the benefit of Mr. C. Pappas’ children. This trust has an independent trustee and is irrevocable, and pursuant to the terms of the trust agreement no part of the trust estate may ever revert to Mr. C. Pappas, be used for Mr. C. Pappas’ benefit or be distributed in the discharge of Mr. C. Pappas’ legal obligations. Mr. C. Pappas does have the power under the trust agreement acting in a nonfiduciary capacity to acquire any assets of the trust by substituting property of an equivalent value but has no current intention to do so. Mr. C. Pappas disclaims beneficial ownership of the shares of our common stock held in the trust to the extent that he would be deemed to beneficially own such shares.
(4)    Does include 400,000 shares of our common stock which are held by a single member LLC the sole member of which is a grantor retained annuity trust established by Mr. J. Pappas and of which Mr. J. Pappas is the sole trustee and sole annuity beneficiary. Does not include 155,000 shares of our common stock held by irrevocable trusts for the benefit of one of Mr. J. Pappas’ children. This trust has an independent trustee and is irrevocable, and pursuant to the terms of each trust agreement no part of the trust estate may ever revert to Mr. J. Pappas, be used for Mr. J. Pappas’ benefit or be distributed in the discharge of Mr. J. Pappas’ legal obligations. Mr. J. Pappas does have the power under the trust agreement acting in a non-fiduciary capacity to acquire any assets of the trust by substituting property of an equivalent value but has no current intention to do so. Mr. J. Pappas disclaims beneficial ownership of the shares of our common stock held in the trust to the extent that he would be deemed to beneficially own such shares.
(5)    This group includes all of our current directors and executive officers as of the date of this table.
(6)    BlackRock, Inc. has the sole power to vote or direct the vote of 5,683,651 shares and sole power to dispose or to direct the disposition of 5,864,133 shares. The foregoing information is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 25, 2021.
(7)    Kayne Anderson Rudnick Investment Management, LLC has sole power to vote or to direct the vote of 901,916 shares, sole power to dispose or to direct the disposition of 901,916 shares, shared power to vote or direct the vote of 2,970,694 shares and shared power to dispose or direct the disposition of 2,970,694 shares. The foregoing information is based solely on a Schedule 13G/A filed jointly by Kayne Anderson Rudnick Investment Management, LLC, Virtus Investment Advisers, Inc. and Virtus Equity Trust, on behalf of Virtus KAR Small Cap Growth Fund, with the SEC on February 16, 2021.
(8)    Virtus Investment Advisers, Inc. has shared power to vote or to direct the vote of 2,970,694 shares, and shared power to dispose or to direct the disposition of 2,970,694 shares. The foregoing information is based solely on a Schedule 13G/A filed jointly by Kayne Anderson Rudnick Investment Management, LLC, Virtus Investment Advisers, Inc. and Virtus Equity Trust, on behalf of Virtus KAR Small Cap Growth Fund, with the SEC on February 16, 2021.
(9)    Virtus Equity Trust, on behalf of Virtus KAR Small Cap Growth Fund, has shared power to vote or to direct the vote of 2,808,023 shares, and shared power to dispose or to direct the disposition of 2,808,023 shares. The foregoing information is based solely on a Schedule 13G/A filed jointly by Kayne Anderson Rudnick Investment Management, LLC, Virtus Investment Advisers, Inc. and Virtus Equity Trust, on behalf of Virtus KAR Small Cap Growth Fund, with the SEC on February 16, 2021.
(10)    The Vanguard Group, Inc. has the sole power to dispose or to direct the disposition of 2,167,813 shares, shared power to vote or direct the vote of 31,691 shares and shared power to dispose or direct the disposition of 56,216 shares. The foregoing information is based solely on a Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 10, 2021.

CORPORATE GOVERNANCE
Summary
    We are committed to maintaining strong corporate governance practices and principles. The Board actively monitors developments relating to the corporate governance of public corporations, and the Board has consulted with our legal counsel and independent registered public accounting firm to evaluate our current corporate governance and other practices in light of these developments. We believe our policies and practices reflect corporate governance best practices and compliance with the requirements of the Sarbanes-Oxley Act of 2002, SEC rules and regulations and the Listing Rules (“NASDAQ Listing Rules”) of the NASDAQ Stock Market LLC (“NASDAQ”). For example:

•The Board has adopted our Corporate Governance Guidelines, which outline the roles and responsibilities of the Board and its committees and establish policies regarding governance matters such as Board meetings and communications, performance evaluations of the Board and our chief executive officer, director stock ownership guidelines, and director orientation and continuing education;

•A majority of the members of the Board are “independent directors” within the NASDAQ Listing Rules’ definition, and the Board makes an affirmative determination regarding the independence of each director annually;

•All members of the Board’s standing committees—the Audit Committee, the Compensation and Human Capital Committee (which we refer to in this Proxy Statement as the “Compensation Committee”) and the Nominating and Corporate Governance Committee—are “independent directors” within the NASDAQ Listing Rules’ definition;

•The independent members of the Board meet regularly without the presence of management;

•We have designated an independent director to serve as our “Lead Director” to coordinate the activities of the other independent members of the Board;

•We have a Code of Business Conduct and Ethics that applies to our principal executive officer and all members of our finance department, including our principal financial officer, principal accounting officer and controller;

•We have an Insider Trading Policy that is applicable to all of our employees and directors and their affiliates which, among other things, prohibits hedging of Company securities by such persons;

•The charters of the Board’s committees clearly establish their respective roles and responsibilities; and

•The Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters.

    In addition, our Corporate Governance Guidelines limit the directors serving on our Audit Committee from serving on more than three public company audit committees without the Board’s determination that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee. Directors must notify the chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another corporate board. Directors are also required to notify the Board when their principal occupation or business association changes, at which point the Board will evaluate the propriety of continued Board service.

We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives. The corporate governance page can be found at www.chefswarehouse.com, by clicking on “Investors,” and then clicking on “Corporate Governance.” Copies of our Corporate Governance Guidelines, our Insider Trading Policy and the charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee can be found on the corporate governance page of our website (www.chefswarehouse.com). We have also adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. Our Code of Ethics is publicly available on the corporate governance page of our website (www.chefswarehouse.com) and can be found by clicking on “Investors,” and then clicking on “Corporate Governance.” If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we intend to make any legally required disclosures regarding such amendments or waivers on the Investors section of our website (www.chefswarehouse.com). Information contained on our website is not incorporated by reference into this proxy statement or considered to be part of this document.
Director Independence
Our Corporate Governance Guidelines require a majority of the members of the Board to be “independent directors” as such term is defined in the NASDAQ Listing Rules. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that eight of its ten members nominated for election at the Annual Meeting are independent. Our eight independent directors are Ms. Brown, Mr. Cerbone, Mr. Cugine, Mr. Goldstone, Mr. Guarino, Mr. Hanson, Mr. Lewis and Ms. Oliver. Mr. C. Pappas and Mr. J. Pappas are our employees; therefore, Mr. C. Pappas and Mr. J. Pappas are not independent directors.
Our Corporate Governance Guidelines and the charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee require all members of these committees to be “independent” within the meaning of the SEC’s rules and regulations and the NASDAQ Listing Rules. The charter of the Audit Committee also requires each of its members to meet the definition of independence under Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the SEC’s rules thereunder. The charter of the Compensation Committee requires each of its members to be a non-employee director within the meaning of Rule 16b-3 under the Exchange Act and an outside director within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the “Code”).
Lead Director
The Board has created the position of Lead Director. Mr. Cerbone, chairman of the Audit Committee, currently serves as the Lead Director. As of the Annual Meeting, pending his re-election to the Board, Mr. Cerbone shall continue to serve as the Lead Director. In accordance with our Corporate Governance Guidelines, the Lead Director must be “independent” within the meaning of the SEC’s rules and regulations and the NASDAQ Listing Rules. The Lead Director is responsible for coordinating the activities of the other independent directors and for performing such other duties and responsibilities as the Board may determine from time to time, including the following:
•Serving as a liaison between Mr. C. Pappas, our chief executive officer and chairman of the Board, and the independent directors of the Board;

•Advising the chairman of the Board as to an appropriate schedule of and agenda for the Board’s meetings and ensuring the Board’s input into the agenda for the Board’s meetings;

•Advising the chief executive officer as to the quality, quantity, and timeliness of the information submitted by the Company’s management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;

•Assisting the Board, the Nominating and Corporate Governance Committee and our officers in better ensuring compliance with and implementation of our corporate governance principles; and

•Serving as the chairman for executive sessions of the Board’s independent directors and acting as chairman of the Board’s regular and special meetings when the chairman of the Board is unable to preside.

Certain Relationships and Related Transactions
Review and Approval of Related Person Transactions

The Board recognizes that transactions or relationships with us and our subsidiaries and our directors, director nominees, executive officers and greater than 5% beneficial owners of our common stock, and the immediate family members of each of the foregoing, may involve potential conflicts of interest. As a result, the Board adopted a written Related Party Transaction Policy (the “Policy”) requiring the prior approval of the Audit Committee before a related party may enter into a transaction or relationship in which we or a subsidiary of ours is a participant and the related party would have a direct or indirect interest, unless such transaction involves less than $120,000. Under the Policy, any proposed related party transactions are reviewed at the regularly scheduled meetings of the Audit Committee. Additionally, ongoing relationships are periodically reviewed and assessed to determine whether, based on all relevant facts, information and circumstances (including our and our subsidiaries’ contractual obligations), the related party transaction remains appropriate or should otherwise be modified or terminated. Any member of the Audit Committee who is a related party with respect to a transaction under review will not be able to vote on the approval or ratification of the transaction; however, the director shall provide all material information and may, if so requested by the chairman of the Audit Committee, participate in some or all of the Audit Committee’s discussions concerning the related party transaction. We require that any related party transaction must be on terms no less favorable to us than could be obtained from unaffiliated third parties. As required under SEC regulations, those transactions or series of similar transactions to which we or a subsidiary of ours is or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest is disclosed in this proxy statement if such disclosure is required by SEC regulations.

Other than the transactions described below and the arrangements described under “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis,” since December 28, 2019, there has not been, and there is not currently proposed, any transaction or series of similar transactions required to be disclosed by SEC regulations to which we or any of our subsidiaries were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Transactions with Related Persons

Warehouse and Office Leases

The Company leases one warehouse facility from related parties. The facility is owned by an entity owned 100% by Mr. C. Pappas, the Company’s chairman, president and chief executive officer, and Mr. J. Pappas, the Company’s vice chairman and one of its directors, and which is deemed to be an affiliate of these individuals. The amount paid in connection with the lease of this facility was $489,020 for fiscal 2020.

Employment of Family Members

Mr. J. Pappas’ brother-in-law, Constantine Papataros, is one of the Company’s employees. The Company paid him approximately $198,395 during fiscal 2020. The compensation paid to Mr. Papataros during fiscal 2020 was consistent with that of other employees at the same level.

Board Leadership Structure
The Board currently combines the roles of chairman of the Board and chief executive officer. Our Corporate Governance Guidelines do not require the chairman of the Board to be independent and do not specify whether the positions of chairman of the Board and chief executive officer must be separated. Considering the Company’s successful performance over extended periods under Mr. C. Pappas’ leadership, the Board believes that the Company benefits from Mr. C. Pappas’ services in both roles. Mr. C. Pappas has served as our chief executive officer since 1985. The Board believes Mr. C. Pappas to be the most qualified to serve as our chairman because he is the director most familiar with the Company’s business and the foodservice distribution industry and as a result is best suited to effectively identify strategic priorities and lead the discussion and execution of strategy. The Board believes the combined position of chairman and chief executive officer promotes a unified direction and leadership for the Board and gives a single, clear focus for the chain of command for our organization, strategy, and business plans. In addition, the Board believes that the combined position of chairman and chief executive officer is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information.

As discussed above, the Board also maintains an independent Lead Director. Mr. Cerbone currently serves as our Lead Director. We believe it is important to have a Lead Director to establish a system of checks and balances between the independent directors of the Board and Mr. C. Pappas. The Lead Director provides leadership to the Board to ensure it operates in an independent, cohesive manner. The Board believes that having a Lead Director vested with key duties and responsibilities (as discussed above) and the Board’s standing committees comprised of and chaired by independent directors (as discussed below) provides a formal structure for strong independent oversight of our management team. As of the Annual Meeting, pending his re-election to the Board, Mr. Cerbone, chairman of the Audit Committee, shall continue to serve as the Lead Director.
Risk Oversight
The Board has overall responsibility for risk oversight. The Board oversees risk management with a focus on our primary areas of risk: risk related to our business strategy, financial risk, legal/compliance risk and operational risk. Our president and chief executive officer and each of our other executive officers are responsible for managing risk in their respective areas of authority and expertise, identifying key risks to the Board and explaining to the Board how those risks are being addressed.
Certain standing committees of the Board also have responsibility for risk oversight. The Audit Committee focuses on financial risk, including fraud risk and risks relating to our internal controls over financial reporting. The Compensation Committee addresses risks relating to our executive compensation strategies and is tasked with monitoring our executive compensation program to ensure that it does not encourage our executive officers to take unnecessary and excessive risks. The Board receives regular reports from the chairs of the Audit Committee and Compensation Committee regarding these committees’ risk management efforts and receives reports and other meeting materials provided to each of the committees. In addition, we have established a Disclosure Committee which consists of our executive officers and assists the Board in fulfilling its oversight responsibility with respect to regulatory compliance and receives regular reports from our general counsel and other employees responsible for our regulatory compliance. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks we face.
Compensation Risk
Our Compensation Committee is comprised solely of independent directors and is principally responsible for establishing, overseeing and administering our compensation plans and policies for our executive officers, including our equity incentive plans. Our Compensation Committee is also responsible for overseeing risks related to our compensation programs and practices. Our Compensation Committee has assessed the risk associated with our compensation policies and practices for our employees and determined that the risks associated with such policies and practices are not reasonably likely to have a material adverse effect on us. Our Compensation Committee utilizes compensation practices that it believes discourage our employees from excessive risk-taking that could be reasonably likely to have a materially adverse effect on us, including the following:
•The base salary component of compensation does not encourage risk-taking because it is a fixed amount. In fiscal 2020, for purposes of liquidity preservation by the Company, the Company paid 50% of the base salary, prorated from March 23, 2020 through the end of the fiscal 2020, to the named executive officers in time-based restricted stock.

•We have a combination of both short-term and long-term elements of executive compensation.

•Our equity awards are designed to mitigate risk. The time-based vesting structure discourages short-term risk-taking at the expense of long-term stockholder value and a performance-based award can be earned only upon the achievement of challenging corporate or share price goals selected to motivate executives to achieve our corporate objectives and enhance stockholder value.

•Our chief executive officer and vice chairman maintain a significant ownership interest in the Company, which closely aligns their interests with our stockholders’ interests and dis-incentivizes them from engaging in, or encouraging our other executive officers to engage in, unreasonable or excessive risk-taking.

•We have instituted a clawback, or recoupment, policy on awards granted under our annual cash incentive compensation program.

•A majority of the awards to executives under the Company’s annual cash incentive compensation program are based on the achievement of at least two objective performance measures, thus diversifying the risk associated with any single indicator of performance.

•Assuming achievement of a threshold level of performance, payouts under our annual cash incentive compensation program result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach, which could encourage excessive risk-taking.

•Our Compensation Committee determines achievement levels under the Company’s annual cash incentive compensation plan after reviewing Company and executive performance.

•Our Compensation Committee is being advised by an independent compensation consultant who also reviews the results of our annual analysis and assessment of our compensation programs.

Nomination of Directors
The Nominating and Corporate Governance Committee reviews the qualifications of every person recommended as a nominee to the Board to determine whether the recommended nominees are qualified to serve on the Board. The Nominating and Corporate Governance Committee has adopted qualitative standards by which it determines if nominees are qualified to serve on the Board. The Nominating and Corporate Governance Committee evaluates recommended nominees in accordance with the following criteria:
•Personal characteristics. The Nominating and Corporate Governance Committee considers the personal characteristics of each nominee, including the nominee’s integrity, accountability, ability to make informed judgments, financial literacy, professionalism and willingness to meaningfully contribute to the Board (including by possessing the ability to communicate persuasively and address difficult issues). In addition, the Nominating and Corporate Governance Committee evaluates whether the nominee’s previous experience reflects a willingness to establish and meet high standards of performance, both for him or herself and for others.

•Core Competencies. The Nominating and Corporate Governance Committee considers whether the nominee’s knowledge and experience would contribute to the Board’s achievement of certain core competencies. The Nominating and Corporate Governance Committee believes that the Board, as a whole, should possess competencies in accounting and finance, business judgment, management best practices, crisis response, industry knowledge, leadership, strategy and vision.

•Board Independence. The Nominating and Corporate Governance Committee considers whether the nominee would qualify as an “independent director” under the NASDAQ Listing Rules.

•Director Commitment. The Nominating and Corporate Governance Committee expects that each of our directors will prepare for and actively participate in meetings of the Board and its committees, provide advice and counsel to our management, develop a broad knowledge of our business and industry and, with respect to an incumbent director, maintain the expertise that led the Nominating and Corporate Governance Committee to initially select the director as a nominee. The Nominating and Corporate Governance Committee evaluates each nominee on his or her ability to provide this level of commitment if elected to the Board.

•Additional Considerations. Each nominee is also evaluated based on the overall needs of the Board and the diversity of experience he or she can bring to the Board, whether in terms of specialized knowledge, skills or expertise. The Company is ahead of meeting the NASDAQ diversity goals. The Compensation Committee is charged with developing diversity goals and the Company has adopted such goals to ensure Board representation for underrepresented populations as well as women. Although we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company’s businesses.

Following this evaluation, the Nominating and Corporate Governance Committee will make recommendations for membership on the Board and review such recommendations with the Board, which will decide whether to invite the candidate to be a nominee for election to the Board.

Director Nominees Recommended by Stockholders
The Nominating and Corporate Governance Committee evaluates nominees recommended by stockholders on the same basis as nominees recommended by any other sources, including making a determination whether the candidate is qualified to serve on the Board based on the qualitative standards described above. To be considered by the Nominating and Corporate Governance Committee, a stockholder who wishes to recommend a director nominee must deliver or send by first class U.S. mail a written notice addressed to Alexandros Aldous, General Counsel, Corporate Secretary and Chief Government Relations Officer, The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877. The written notice must be received by our corporate secretary not less than 90 days nor more than 120 days prior to the date of the annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after the anniversary date of the last annual meeting of stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was first made.
The notice to our corporate secretary must include the information specified in our bylaws, including the following: (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the class or series and number of our shares that are owned beneficially or of record by each such nominee, (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to be named as a nominee and to serve as a director if elected), and (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC’s Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and record address of such stockholder, as it appears on the Company’s books, and of such beneficial owner, if applicable, and of their respective affiliates or associates or others acting in concert therewith, (ii)(A) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder and such beneficial owner, as applicable, and their respective affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard of whether the stockholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any class or series of shares of the Company, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such stockholder, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (any of the foregoing, a “Short Interest”), (E) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such stockholder, and (I) any direct or indirect interest of such stockholder in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (iii) a description of all arrangements or understandings between such stockholder and/or beneficial owner, if applicable, and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the SEC’s Regulation 14A under the Exchange Act. We may require any proposed nominee to furnish such other information as may be reasonably required by the Nominating and Corporate Governance Committee to determine the eligibility of such proposed nominee to serve as a member of the Board.
Board Meetings
During fiscal 2020, the Board met twelve (12) times, one (1) time in person and eleven (11) times telephonically or via web stream (this was due to the COVID Challenges (as defined in “Compensation Discussion and Analysis - Components of Named Executive Officer Compensation - Annual Cash Incentive Compensation”) as ordinarily the Board meets four (4) times in person). Following four (4) meetings of the Board, the independent directors met in executive session without the presence of management. All directors attended at least 75% of the aggregate meetings of the Board and of the committees on which they served in fiscal 2020. We encourage each member of the Board to attend our annual meetings of stockholders. All of the members of our Board at the time of our 2020 annual meeting of stockholders attended the 2020 annual meeting of stockholders in-person or via Internet participation.

Committees of the Board of Directors
The Board currently has a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. Upon recommendation of the Nominating and Corporate Governance Committee, the full Board appoints members of each of those committees and designates the chairperson of each of those committees.
Compensation Committee. The Compensation Committee evaluates and establishes the compensation of our executive officers. The Compensation Committee also establishes or approves all policies and procedures related to our incentive compensation programs, approves compensation levels and opportunities for our chief executive officer and other executive officers, administers our incentive plans, including The Chefs’ Warehouse, Inc. 2011 Omnibus Equity Incentive Plan (“2011 Equity Incentive Plan”), The Chefs’ Warehouse, Inc. 2019 Omnibus Equity Incentive Plan (“2019 Equity Incentive Plan”), and annual cash incentive compensation plans, oversees programs designed to promote equal opportunity and diversity and makes recommendations to the full Board regarding long-term leadership succession. For a description of the role of the Compensation Committee, its consultants and management in setting compensation, please see “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis.” The Compensation Committee also approves our compensation discussion and analysis included in our annual proxy statements.
The agenda for meetings of the Compensation Committee is determined by its chairman with the assistance of our chief executive officer, general counsel and chief human resources officer. Compensation Committee meetings are regularly attended by the chief executive officer and chairman of the Board, general counsel and chief human resources officer (except during deliberations and voting regarding such named executive officers’ compensation). The chairman of the Compensation Committee reports the Compensation Committee’s recommendations on executive compensation to the Board. Independent advisors and the Company’s finance, human resources and legal departments support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.
The Compensation Committee’s charter is available on our website, www.chefswarehouse.com, by clicking on “Investors,” then clicking on “Corporate Governance,” then clicking on “Overview,” and then clicking on “Compensation and Human Capital Committee Charter.” The Compensation Committee held nine (9) meetings during fiscal 2020. The current members of the Compensation Committee that are nominated for election at the Annual Meeting are Mr. Guarino (chairman), Mr. Cerbone, Mr. Cugine, Mr. Lewis and Ms. Oliver, each of whom is an independent director.
Audit Committee. The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is responsible for overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices, overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning and to assure our compliance with all applicable laws, regulations and corporate policies, reviewing the performance of our independent registered public accounting firm and making decisions regarding the appointment or termination of our independent registered public accounting firm and considering and approving any non-audit services proposed to be performed by the independent registered public accounting firm. Among the Audit Committee’s duties are review of the results and scope of the audit and other services provided by our independent registered public accounting firm.
The Audit Committee’s charter is available on our website, www.chefswarehouse.com, by clicking on “Investors,” then clicking on “Corporate Governance,” then clicking on “Overview,” and then clicking on “Audit Committee Charter.” The Audit Committee held seven (7) meetings during fiscal 2020. The current members of the Audit Committee nominated for election at the Annual Meeting are Mr. Cerbone (chairman), Ms. Brown, Mr. Cugine, and Mr. Hanson, each of whom is an independent director. The Board has determined that Mr. Cerbone is an “independent director,” as such term is defined in the NASDAQ Listing Rules, and is also an “audit committee financial expert,” as defined by the rules and regulations of the SEC. For more information regarding the qualifications and experience of Mr. Cerbone, see “Proposal 1 - Election of Directors - Directors and Nominees for Director” on page 16 of this proxy statement.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of the Board is responsible for developing, reviewing and recommending to the Board for adoption our Corporate Governance Guidelines, identifying and nominating candidates for election to the Board, assessing and making recommendations to the Board regarding the size and composition of the Board and the size, composition, scope of authority, responsibilities, and reporting obligations of each of the Board’s committees, assisting the Board in conducting performance reviews of the Board and its committees and formulating and assessing our senior management succession plans with our chief executive officer and chairman of the Board. For additional information regarding the director nomination process undertaken by the Nominating and Corporate Governance Committee, see “CORPORATE GOVERNANCE - Nomination of Directors.”
The Nominating and Corporate Governance Committee’s charter is available on our website, www.chefswarehouse.com, by clicking on “Investors,” then clicking on “Corporate Governance,” then clicking on “Overview,” and then clicking on “Nominating and Corporate Governance Committee Charter.” The Nominating and Corporate Governance Committee held four (4) meetings during fiscal 2020. The current members of the Nominating and Corporate Governance Committee that are nominated for election at the Annual Meeting are Mr. Cugine (chairman), Mr. Goldstone, Mr. Guarino, Mr. Hanson and Ms. Oliver, each of whom is an independent director.
Compensation Committee Interlocks and Insider Participation
The current members of our Compensation Committee are Messrs. Cerbone, Cugine and Guarino and Mses. Brown and Oliver. All members of the Compensation Committee are “independent directors” within the meaning of the NASDAQ Listing Rules and no member is an employee or former employee of the Company. During fiscal 2020, no member of the Compensation Committee had any relationship requiring disclosure under the section “CORPORATE GOVERNANCE - Certain Relationships and Related Transactions.” None of our executive officers served during fiscal 2020 as a member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director on the Board or as a member of the Compensation Committee. None of our executive officers served during fiscal 2020 as a director of any other entity, one of whose executive officers served as a director on the Board or as a member of the Compensation Committee.
Communication with the Board of Directors
Our stockholders may communicate directly with the Board. All communications should be in written form and directed to Alexandros Aldous, General Counsel, Corporate Secretary and Chief Government Relations Officer, The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877. Communications should be enclosed in a sealed envelope that prominently indicates that it is intended for the Board. Each communication intended for the Board and received by the corporate secretary that is related to our operations and is relevant to a specific director’s service on the Board will, following its clearance through normal review and appropriate security procedures, be forwarded to our independent Lead Director for review and approval and then, upon approval, to the specified party.

PROPOSAL 1—ELECTION OF DIRECTORS
Directors and Nominees for Director
Currently, the Board is comprised of ten directors, all of whom are elected annually. The term of each current director will expire at the Annual Meeting. Each of Ms. Brown, Mr. Cerbone, Mr. Cugine, Mr. Goldstone, Mr. Guarino, Mr. Hanson, Mr. Lewis, Ms. Oliver, Mr. C. Pappas, and Mr. J. Pappas has been nominated to stand for re-election as a director at the Annual Meeting to hold office until the next annual meeting of stockholders to be held in 2022 and until his or her successor is elected and qualified. Each nominee has indicated his or her willingness to serve, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. We have no reason to believe any of the nominees will be unable to serve if elected.

We have described below information concerning the business experience and qualifications of each of our incumbent directors.

The Board unanimously recommends that stockholders vote “FOR” each of the director nominees. Proxies received by the Board will be voted “FOR” each of the nominees unless a contrary choice is specified in the proxy.

The following is certain information regarding each of the director nominees:

Christopher Pappas, age 61, is our founder and has served as our chief executive officer since 1985 and has been a director on our Board and our Board chairman since our IPO, and he also served as a director and the chairman of the board of our predecessor company, Chefs’ Warehouse Holdings, LLC. He has been our president since April 11, 2009 and before that was our president from our formation to January 1, 2007. Prior to founding the Company, Mr. C. Pappas played basketball professionally in Europe for several years following his graduation from Adelphi University in 1981 with a Bachelor of Arts degree in Business Administration. Mr. C. Pappas currently oversees all of our business activities, with a focus on product procurement, sales, marketing, strategy development, business development and operations. Mr. C. Pappas currently serves on the board of directors of the International Foodservice Distributors Association and the Hudson National Golf Club, respectively. Mr. C. Pappas’ qualifications to serve on our Board include his extensive knowledge of the Company and the specialty food products distribution business and his years of leadership at the Company.
John Pappas, age 57, is a founder of the Company and currently serves as our vice chairman, a position he has held since March 1, 2011. From our founding in 1985 to March 1, 2011, he served as our chief operating officer. Mr. J. Pappas has been a director on our Board since our IPO, and he also served as a director on the board of our predecessor company, Chefs’ Warehouse Holdings, LLC. He has over 30 years of leadership experience in logistics, facility management and global procurement and oversees our entire network of distribution centers in North America. Mr. J. Pappas is also active in the development of our corporate strategy. Mr. J. Pappas’ qualifications to serve on our Board include his extensive knowledge of the Company and the specialty food products distribution industry and his years of leadership at the Company.
Ivy Brown, age 58, is an accomplished senior executive in the transportation services and package logistics field. Ms. Brown spent 32 years at United Parcel Service, Inc. and recently retired as President of United Parcel Service, Inc., Northeast District (Norwood, MA) where she led a $3.8 billion business unit with over 21,000 employees. Ms. Brown was responsible for growing key markets, sales, implementing technology, and all P&L responsibilities. Ms. Brown also has over 20 years of experience as a non-profit board director. She most recently served as a director and member of the compensation committee for the John F. Kennedy Library Foundation. Ms. Brown was a recipient of the United Way “2017 Woman of Impact Award” for her achievements in the areas of professional excellence, contributions to community service, and active assistance to other women in their attainment of professional and leadership skills. Ms. Brown earned her Master’s degree in Business Administration from Golden Gate University and her Bachelor of Science degree from Southern Illinois University, Carbondale.
Dominick Cerbone, age 76, has been a director on our Board since May 24, 2012. Mr. Cerbone brings over 40 years of financial and accounting experience, which have all been spent at Ernst & Young. Most recently, he was a senior partner and consultant of the national office of Ernst & Young from 2006 to 2008. Prior to that position, Mr. Cerbone was a senior partner of transaction advisory services for Ernst & Young from 1990 to 2005, where he was responsible for structuring, negotiating, facilitating, and integrating business transactions involving global public and private entities in numerous diversified industries. Other positions held at Ernst & Young include cross-border market leader of the transaction advisory services department, a partner of the audit practice and managing partner of the Stamford, Connecticut office. Mr. Cerbone is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Connecticut

Society of Certified Public Accountants. Mr. Cerbone holds a Bachelor of Business Administration degree, with a major in Accounting, from Iona College. Mr. Cerbone’s qualifications to serve on our Board include his extensive background and experience in accounting. Furthermore, he qualifies as an “audit committee financial expert,” as such term is defined in the rules and regulations of the SEC, for our Audit Committee.
Joseph Cugine, age 60, has been a director on our Board since September 7, 2012. He is currently the president of BarFresh Food Group, Inc. (“BarFresh”), a publicly-traded manufacturer of pre-packaged all-natural blended beverages and the owner and partner of CKA Management, which owns and manages 70 Wendy’s and Taco Bell restaurant franchises in the tri-state area. Previously, Mr. Cugine was the president and co-owner of Argo Tea, a retail and wholesale tea company based in Chicago, from 2011-2014, and, prior to that, was chief customer officer and senior vice president of PepsiCo Foodservice division from 2004-2010. Prior to that role he held a series of general manager and sales leadership roles throughout PepsiCo and Procter & Gamble. Mr. Cugine serves as member of the board of directors of BarFresh, R4 Technology, the Elliot Group and is currently President of the Ridgefield Playhouse board. Mr. Cugine’s qualifications to serve on our Board include his more than 25 years of experience in the food distribution industry, as well as his general business and investing background.
Steven F. Goldstone, age 75, has been a director on our Board since March 7, 2016. Mr. Goldstone is the Lead Director of Greenhill & Co. Previously, Mr. Goldstone was the non-executive chairman of ConAgra Foods, Inc. one of the largest manufacturers of packaged food products in the US. He has also previously been a director of two other New York Stock Exchange firms, American Standard Companies and Merck & Company, Inc. From 1995 to 2000, Mr. Goldstone was chairman and chief executive officer of RJR Nabisco, Inc. one of the world’s largest consumer product companies. Prior to joining RJR Nabisco, Inc., Mr. Goldstone was a partner in the New York City law firm of Davis Polk & Wardwell (“Davis Polk”). As a Davis Polk partner from 1978 to 1995, Mr. Goldstone advised corporate clients on many of the largest national and international mergers and acquisitions transactions and securities matters of the day. Mr. Goldstone currently manages Silver Spring Group, a private investment firm. Mr. Goldstone is a graduate of the University of Pennsylvania and attended New York University School of Law. Mr. Goldstone’s qualifications to serve on our Board include his more than 30 years of experience in leadership positions, his knowledge of the food industry, and his corporate governance expertise.
Alan Guarino, age 61, has been a director on our Board since November 7, 2012. Mr. Guarino brings over 24 years of global recruiting and talent management experience to our Board. Currently, Mr. Guarino is the vice chairman of Global Financial Markets at Korn/Ferry International after having served as the global sector leader of FinTech, Electronic Trading, and Transaction Services at Korn/Ferry International from 2007 until April 2012. He also serves as a senior partner in the Board Services and CEO practice of Korn/Ferry International. Mr. Guarino also serves as a member of the board of directors of the Army Science Board and co-chairman of the board of directors of the Saint Pio Foundation 501(c)(3). In 1993, Mr. Guarino launched the start-up company Cornell International that grew into a top ranked firm engaged in retained executive search and strategic human resource consulting on Wall Street and was sold to Adecco in March of 2007. Prior to that role, he served as chief operating officer of Career Directions, a regional staffing firm, as a department head in Global Securities Processing at The Bank of New York and as a captain in the U.S. Army. From October 2014 through September 23, 2015, Mr. Guarino served on the board of directors of Liquid Holdings Group, Inc., a publicly-traded company which provides proprietary cloud-based trading and portfolio management solutions. During his term, Mr. Guarino also served as a member of that company’s compensation committee. Mr. Guarino’s qualifications to serve on our Board include his extensive knowledge of human resources, compensation matters and organizational development.
Stephen Hanson, age 71, has been a director on our Board since July 27, 2011. He was the founder of B.R. Guest Restaurants, a New York multi-concept operator that began with one restaurant in 1987 and expanded to over 42 properties in New York City, Las Vegas and Florida. Mr. Hanson was also the president of B.R. Guest Restaurants until his retirement in December 2013. Mr. Hanson also sits on the board of directors for Publicolor, a not-for-profit organization that uses color, collaboration, design and the painting process to empower students to transform themselves, their schools and their communities. Mr. Hanson was previously a member of the Department of Consumer Affairs’ Consumers Council for New York City. Mr. Hanson earned a business degree from New York University’s Stern School of Business in 1976. Mr. Hanson’s qualifications to serve on our Board include his more than 30 years of experience in the restaurant industry, as well as his general business and investing background.
Aylwin Lewis, age 66, was most recently the Chairman, Chief Executive Officer and President of Potbelly Corporation (NASDAQ: PBPB), a growing Chicago-based sandwich chain with operations throughout the United States and internationally, from 2008 to 2017. Prior to Potbelly, Mr. Lewis was Chief Executive Officer and President of Sears Holdings Corporation, which was created from the merger of two retail giants, Kmart and Sears. Mr. Lewis was the President and Chief Executive Officer of Kmart at the time of the merger, a distinction that made Mr. Lewis the highest ranking African-American executive in the U.S. retail industry. He has also held various executive positions at both Yum! Brands and Pizza

Hut. Mr. Lewis presently serves on the board of directors of Marriott International and VOYA Financial and previously served on the board of directors of The Walt Disney Company, Red Robin Gourmet Burgers and Brews, and Starwood Hotels and Resorts. Mr. Lewis earned his Master’s degree in Business Administration from the University of Houston, Master’s degree in Human Resource Management from Houston Baptist University and Bachelor of Science and Arts degrees from the University of Houston.
Katherine Oliver, age 58, has been a director on our Board since November 3, 2015. Ms. Oliver brings over 25 years of media and entertainment experience to her appointment. She is known for her innovative branding strategies, business development expertise, creativity, and an unparalleled understanding and commitment to customer service. Ms. Oliver is a founding Principal at the global philanthropic consulting firm Bloomberg Associates, which was established by former New York City Mayor Michael Bloomberg to help improve the lives of citizens in cities around the world. Ms. Oliver oversees the media and technology portfolio, advising mayors and international civic leaders on economic development and public communications strategies and helping them harness the power of media and technology to improve government services. Ms. Oliver also advises a diverse range of corporate, cultural and non-profit organizations, including Bloomberg L.P., on cutting-edge content creation and marketing strategies. Ms. Oliver also sits on the board of directors for 1-800-Flowers.com, Inc. From 2002 to 2013, Ms. Oliver served under Mayor Bloomberg as New York City’s Commissioner of Media & Entertainment. During her tenure, New York’s media and entertainment industry saw its strongest growth in history, supporting 130,000 jobs and generating direct spending of $7.1 billion annually. Prior to her appointment as Commissioner, Ms. Oliver was the General Manager of Bloomberg Radio & Television. Ms. Oliver’s qualifications to serve on our Board include her extensive knowledge of branding, content creation, and marketing strategy.

Vote Required
An affirmative vote of a majority of the votes cast on Proposal 1 is required to approve the election of each of the nominees for election as a director.  A “majority of votes cast” means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee’s election.  Abstentions and broker non-votes will have no effect on Proposal 1 because they are not considered votes cast. If no voting specification is made on a properly returned or voted proxy card, the proxies will vote FOR Ms. Brown, Mr. Cerbone, Mr. Cugine, Mr. Goldstone, Mr. Guarino, Mr. Hanson, Mr. Lewis, Ms. Oliver, Mr. C. Pappas, and Mr. J. Pappas as directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified.

EXECUTIVE COMPENSATION
Executive Summary
    The COVID-19 pandemic has had a material impact on our business and the businesses of our customers. In an effort to limit the spread of the virus, federal, state and local governments began implementing various restrictions beginning in late March of 2020 that resulted in the temporary closure of non-essential businesses in many of the markets we serve, which forced our customers in those markets to either transition their establishments to take-out service, delivery service or temporarily cease operations. State and local governments began to ease these restrictions in mid-May of 2020; however, the severity of indoor and outdoor dining restrictions have varied throughout the year depending on the extent of outbreaks and actions taken by the federal, state and local governments with jurisdiction over the markets we serve. Despite these restrictions, we continued to provide our core customers with high touch service while many of our competitors reduced service levels.
In light of the significant impact on the global economy, and the food service industry in particular, from the effects of the COVID-19 pandemic, we took measures in 2020 with respect to evaluating our cost structure including consideration of compensation and retention to ensure the Company is well positioned in the long-term to continue to execute on our key strategies of increasing penetration with our existing customer base, maintaining and expanding our customer base in key culinary markets, pursuing selective acquisitions and improving our operating margins. Despite the COVID-19 pandemic, our performance in 2020 demonstrates our continued progress in establishing ourselves as the premier purveyor of specialty ingredients and specialty center-of-the-plate to over 34,000 high end independently owned restaurants, hotels, country clubs and gourmet food stores in key culinary markets across North America.
    Among our 2020 achievements, we acquired substantially all of the assets of (i) Sid Wainer & Son, Inc., a specialty produce processor and distributor based in New Bedford, Massachusetts and servicing the New England area, enhancing our specialty produce offering; (ii) Cambridge Packing Co, Inc., a specialty protein processor and distributor based in Boston, Massachusetts and servicing the New England area, enhancing our specialty protein offering; and (iii) Harris Seafood Company, LLC, a specialty seafood processor and distributor based in Mulberry, Florida and servicing the State of Florida, enhancing our specialty seafood offering, all of which enhanced our expert workforce and distinguished clientele.
Our Board credits the leadership of Christopher Pappas, our Chief Executive Officer, and our other named executive officers for contributing to our 2020 achievements, along with:
•working cohesively to effectively manage the Company;
•fostering our entrepreneurial and innovative workplace culture while maintaining our commitment to act with integrity and respect;
•providing their strategic vision, particularly in response to the COVID-19 pandemic; and
•evaluating and maintaining a liquidity position in compliance with the Company's debt obligations throughout the COVID-19 pandemic.

    We value our employees and in light of the COVID-19 pandemic, we implemented new procedures and protocols recommended by the Centers for Disease Control and Prevention, federal and state governments, and other major health authorities. This includes, but is not limited to: instructing our employees to practice social distancing on our and our customers’ premises whenever possible; conducting temperature checks; enhancing employee operational protocols; modification of customer, supplier and Company guest visitation protocols; supplying personal protective equipment to our workforce; implementing virtual and remote work environments for our administrative employees; and sanitation of our work environments, truck fleet and equipment.
We emphasize a pay for performance culture and our 2020 performance goals that were set prior to COVID-19 becoming a pandemic were based on a set of ambitious performance targets. Due to the effects of COVID-19 pandemic, which rendered the original performance goals set in early 2020 obsolete, we revised our performance criteria with respect to 2020 to recognize achievement of strategic priorities to keep the Company well-capitalized, our employees safe and our customers with product, resulting in each of our named executive officers earning a cash incentive bonus award distribution at 50% of target under our 2020 Cash Incentive Plan. Further, the performance-based restricted stock awarded for the performance period of 2018-2020 vested at 83% of target based on performance metrics tracking at 100% for fiscal 2018 and 2019 and adjusted achievement of 50% for fiscal 2020. To reflect the changes in our goal setting, we canceled the performance-based restricted stock awards granted to our named executive officers in fiscal 2020 in their entirety and the portions related to AEBITDA and ROIC of the performance-based restricted stock awards granted to our named executive officers in fiscal 2019 (70% of the target award). We certified performance at target for the portion related to share price of the performance-based restricted stock awards granted to our named executed officers in fiscal 2019, which was achieved in October of 2019 (30% of the target award). These shares will vest at the end of fiscal 2021, subject to satisfaction of the applicable service-based conditions.
    Our named executive officers are dedicated to the long-term objectives of the Company. In light of the significant continuing impact on the global economy, and the food service industry in particular, from the effects of the COVID-19 pandemic, in 2021, we have taken further measures with respect to evaluating our cost structure including consideration of compensation and retention, as well as other liquidity and strategic initiatives to ensure the Company is well positioned in the long-term to continue to focus on our key strategies noted above. Our liquidity position, cost control measures and our strong relationships with customers and suppliers put us in a strategic position to invest in growth and take advantage of business development opportunities as we continue to operate through and then soon recover from the COVID-19 pandemic.

Compensation Discussion and Analysis
    This compensation discussion and analysis discusses the objectives and elements of our compensation programs and the compensation awarded to our named executive officers in fiscal 2020. This information should be read in conjunction with the Summary Compensation Table and the related tables and narratives that follow this compensation discussion and analysis. For fiscal 2020, the following individuals are our named executive officers:
•Mr. C. Pappas, our chairman, president and chief executive officer;

•Mr. J. Pappas, our vice chairman;

•Mr. Leddy, our chief financial officer;

•Mr. Aldous, our general counsel, corporate secretary and chief government relations officer; and

•Ms. Lecouras, our chief human resources officer.

Overview of Compensation Process
The Compensation Committee of our Board consists solely of directors who are “independent” under the rules and regulations of the SEC and NASDAQ. The Compensation Committee has overall responsibility for the compensation program for our executive officers, including our named executive officers. For fiscal 2020, the Compensation Committee engaged a compensation consultant, Frederic W. Cook & Co. (“FW Cook”) to help it in assessing executive officer and director compensation. A representative of FW Cook attended Compensation Committee meetings when requested, reviewed compensation data with the Compensation Committee, and participated in general discussions regarding executive compensation issues. The Compensation Committee authorized FW Cook to interact with management on behalf of the Compensation Committee as needed in connection with advising the Compensation Committee. While the Compensation Committee considered input from FW Cook, the Compensation Committee’s decisions ultimately reflect many factors and considerations.
For fiscal 2020, the Compensation Committee reviewed the independence of FW Cook pursuant to SEC rules and the NASDAQ Listing Rules and concluded that FW Cook was independent and that its work for the Compensation Committee did not raise any conflict of interest.
The Compensation Committee typically meets during the first quarter of each fiscal year to set compensation for that fiscal year and did so in the first quarter of fiscal 2020. For fiscal 2020, FW Cook and management played integral roles in the compensation-setting process. The Compensation Committee actively worked with FW Cook to formulate compensation decisions for our chief executive officer. Management, with input from FW Cook, made recommendations to the Compensation Committee for the rest of the executive officers. Recommendations were accompanied by competitive market data from the peer groups established by the Compensation Committee based on recommendations from FW Cook. This peer group analysis is discussed in further detail in “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Competitive Marketplace Assessment.”
In setting fiscal 2020 compensation for our named executive officers, the Compensation Committee, following discussions with management and FW Cook, considered the compensation practices of the companies within our peer groups, our operating performance in fiscal 2019 and each of our named executive officer’s performance in fiscal 2019. Our chief executive officer was not present when the Compensation Committee deliberated or voted on his compensation.
Advisory Say-on-Pay Proposal
In May of 2020, our stockholders approved an advisory say-on-pay proposal at our 2020 annual meeting of stockholders with over 99% of the shares represented at the meeting and entitled to vote on the proposal voting FOR the proposal. The Compensation Committee reviewed the results of the stockholder vote and took the high percentage of votes cast in favor of the proposal as an indication that our stockholders generally supported the pay for performance approach that we have adopted. The Compensation Committee will continue to monitor our compensation structure and consider the results of advisory say-on-pay votes of our stockholders when establishing our pay programs in the future.

Compensation Philosophy and Objectives
The principal objectives of our executive compensation program are to attract, motivate and retain highly-qualified executives by providing total compensation for each position that is competitive within our business sector and peer groups. We also seek to provide appropriate incentives for our named executive officers to achieve performance goals related to our company-wide performance. Finally, through the issuance of equity-based incentives, we seek to align the interests of our named executive officers with our stockholders and to reward performance that enhances our long-term value.
Our Compensation Committee strives to implement a compensation program that enables us to attract and retain high-quality leadership and to ensure that our named executive officers are compensated in a manner consistent with stockholder interests, the policies adopted by the Compensation Committee, internal equity considerations, competitive practice and the requirements of appropriate regulatory bodies. In determining the relevant amounts of each of these components, our Compensation Committee adopted a compensation program that consists of a mix of compensation that it believes:
•aligns interests of our named executive officers with our business plans, by using company-wide performance metrics based on those plans and long-term incentive programs with multi-year vesting to retain employees key to their implementation;

•incentivizes achievement of annual financial, functional, and individual objectives; and

•creates a fair and measurable compensation model for rewarding performance and attracting and retaining key members of management.

Competitive Marketplace Assessment
The Compensation Committee, with the assistance of management and FW Cook, looks at two peer groups when considering its decisions regarding the compensation of our named executive officers: our primary peer group, which consists of companies similar to us in size and business characteristics and is used primarily when setting compensation levels, and our secondary peer group, which consists of large foodservice distribution companies and is used to inform our incentive compensation plan design.
Market data from our primary peer group was taken into consideration in setting the fiscal 2020 compensation of each of our named executive officers. The primary peer group was also referenced in our review of program designs, including an assessment of pay vehicles and performance metrics. The Compensation Committee considered the following factors in determining a primary peer group for fiscal 2020:
•Company Type - The companies in the primary peer group are all publicly traded on a U.S. exchange.

•Size - Companies with revenues between approximately $800 million and approximately $5 billion and market capitalizations between approximately $290 million and approximately $7.25 billion were targeted for review as potential peers. This size range reflected our near-term aggressive growth plans. The Compensation Committee believed the Company and the primary peer group when selected were reasonably aligned from a financial size perspective, with the Company having pro forma revenue near the 50th percentile, pro forma market cap above the 50th percentile, and pro forma EBITDA near the 25th percentile.

•Business - The companies in the primary peer group represent multiple industry segments, including packaged foods, non-food related specialty and online retailers, other non-food related wholesalers and distributors, and trucking and warehousing. The foodservice distribution industry is a highly fragmented industry with several very large national players and numerous small, privately-held local players; accordingly, it was necessary to select our primary peer group from various industry segments.

•ISS Selection - For our primary peer group, we also considered companies listed in our ISS-selected peer group.

Reflecting the factors outlined above, our primary peer group for fiscal 2020 compensation decisions consisted of the following 18 companies:

1-800-FLOWERS.COM, Inc	Cal-Maine Foods, Inc.	John B. Sanfilippo & Son, Inc.
The Andersons, Inc.	DXP Enterprises, Inc.	Lancaster Colony Corporation
Applied Industrial Technologies, Inc.	Foundation Building Materials, Inc.	NOW Inc.
B&G Foods, Inc.	GMS Inc.	Pool Corporation
BlueLinx Holdings Inc.	The Hain Celestial Group, Inc.	SiteOne Landscape Supply, Inc.
Calavo Growers, Inc.	J&J Snack Foods Corp.	SunOpta Inc.

    In November of 2019, for fiscal 2020 compensation decisions, FW Cook reviewed the peer group with the Compensation Committee and the Compensation Committee did not make any changes in our primary peer group from fiscal 2019 to fiscal 2020. In January of 2020, for fiscal 2020 compensation decisions, FW Cook again reviewed the peer group with the Compensation Committee in light of estimated adjusted assumptions in revenue and market capitalization following our acquisition of substantially all of the assets of Sid Wainer & Son, Inc. and Cambridge Packing, Company, Inc., and, in the context of the new parameters, the Compensation Committee approved the addition of two companies (Applied Industrial Technologies, Inc. and NOW Inc.) to the primary peer group and the removal of two companies (AMCON Distributing Company and Farmer Bros. Co.) from the primary peer group to enhance the size-comparability of the group in terms of revenue, profitability, and market capitalization, and to realign the peer group with the Company falling near the median in pro forma revenue as well as above-median in market capitalization, which would be balanced by below-median EBITDA and net income.
In November of 2020, for fiscal 2021 compensation decisions, FW Cook reviewed the peer group with the Compensation Committee and the Compensation Committee did not make any changes in our primary peer group from fiscal 2020 to fiscal 2021.
The Compensation Committee did not make any changes in our secondary peer group from fiscal 2019 to fiscal 2020 or from fiscal 2020 to fiscal 2021. The secondary peer group was used to test compensation design and performance metrics as these companies' compensation practices are an important reference point due to their status as the Company’s key competition; however, due to the size of these companies, they were not considered appropriate to reference in determining fiscal 2020 pay levels of our named executive officers. For fiscal 2021, FW Cook reviewed the secondary peer group with the Compensation Committee and the Compensation Committee approved the retention of the current group:

Core-Mark Holding Company, Inc.	SpartanNash Company	United Natural Foods, Inc.
Performance Food Group Company	Sysco Corporation	US Foods Holding Corp.

We do not benchmark compensation in the traditional manner, as we do not directly tie individual components of compensation to particular benchmarks. In general, the Compensation Committee references the 25th and 75th percentiles and the median of the competitive compensation marketplace, as well as data regarding compensation design and performance metrics. Market data, however, is only one factor among many considered by the Compensation Committee when making determinations regarding executive compensation. Other factors considered include individual performance, scope of responsibilities, tenure, criticality of the position, retention concerns and the need to recruit new officers.
Components of Named Executive Officer Compensation
Taking into account the above-described objectives and our peer group comparisons, when setting fiscal 2020 compensation, the Compensation Committee focused on designing a compensation package for our named executive officers that consisted of base salaries, performance-based annual cash incentive awards and long-term equity awards, as well as retirement and other welfare benefits and termination protection.

Element	Description & Objective	Form	2020 Approach
Base Salary	The guaranteed part of our executives’ pay. Base salary reflects the different levels of responsibility within the Company, the skills and experience required for the job, individual performance and labor market conditions. Provides a competitive level of fixed compensation.	• Cash	50% of the base salary, prorated from March 23, 2020 through the end of fiscal 2020, was paid in time-based restricted stock for purposes of liquidity preservation by the Company.
Annual Bonus	Performance-based payments to incentivize top- and bottom-line growth.	• Cash or time-based restricted stock
Targets relating to fiscal 2020 were originally set to be revenue and adjusted EBITDA (“AEBITDA”). Due to the effects of the COVID-19 pandemic, the original performance metrics set in early 2020 were rendered obsolete and we revised our performance criteria with respect to 2020 to recognize achievement of strategic priorities to keep the Company well-capitalized, our employees safe and our customers with product.

Long-Term Incentives	Equity-based incentives earned based on the attainment of performance objectives and/or continued service with the Company to align the interests of our executives with stockholders and reward performance that enhances long-term value.	• Performance-based restricted stock (50%) • Time-based restricted stock (50%)	Due to the effects of the COVID-19 pandemic, the performance-based grants made in 2020 and the financial goal performance-based grants made in 2019 were canceled. Long-term incentive grants governing the 2018-2020 period were based on attainment of AEBITDA and ROIC targets and vested at a blended rate of 83%.
Retirement and Other Welfare Benefits	Health and welfare benefits and methods for individuals to save for retirement to align with market practice and provide for the wellness of our executives and their families.	• 401(k) savings plan • Health, dental, and vision insurance • Short-term disability coverage • Life insurance	Consistent with historic approach.
Termination Benefits	Severance, termination benefits, and accelerated vesting of equity upon qualifying terminations and in connection with changes in control of the Company in order to retain our executives and help enable them to focus on executing our business plans.	• Cash severance • Accelerated equity • In kind termination benefits	Enhanced severance and change in control benefits to provide stability and help retain management.
Limited Perquisites	Limited perquisites targeted to be market competitive.	• Transportation • Cash	Consistent with historic approach.
The Compensation Committee also from time to time authorizes off-cycle awards that recognize and reward special contributions made to the success of the Company. The Compensation Committee did make one-time awards to named executive officers in fiscal 2020. Due to market changes discussed in further detail in “Compensation Discussion and Analysis - Components of Named Executive Officer Compensation - Base Salary” and “Compensation Discussion and Analysis - Components of Named Executive Officer Compensation - Annual Cash Incentive Compensation,” certain equity awards not historically part of our compensation program have been granted in lieu of payments that have historically been made in cash. Each of the components of our compensation program is discussed in greater detail below.
Base Salary
We provide our named executive officers with a base salary to compensate them for performing their daily responsibilities. We believe that base salaries must be competitive, based upon the named executive officer’s scope of responsibilities and what we believe to be market rates of compensation for executives performing similar functions for comparable companies within our peer groups. We also periodically review the performance of our named executive officers and, in some instances, award merit-based base salary increases as a result of these reviews.
The annual base salaries for our named executive officers for fiscal 2020 were as follows:

	2020 Base Salary	Increase from 2019 Base Salary
Name	($)
Christopher Pappas	927,757	10%
John Pappas	509,850	10%
James Leddy	424,875	10%
Alexandros Aldous	396,550	10%
Patricia Lecouras	309,309	10%

      Prior to the COVID-19 pandemic, for fiscal 2020, the Compensation Committee had made the decision to raise base salaries for each of our named executive officers following discussions with our chief financial officer, our chief human resources officer, and FW Cook. Such increases in base salary were based on market increases, peer group comparisons and Company and individual performance in fiscal 2019. Later, in light of the COVID-19 pandemic and its impact on the restaurant industry, the Compensation Committee determined that a portion of the fiscal 2020 base salaries were to be provided in the form of time-vesting restricted stock.

On March 17, 2020, the Board decided, in light of the COVID-19 pandemic and after discussions with, and the support of, the named executive officers, led by Chief Executive Officer, Mr. C. Pappas, to convert 50% of the portion of the fiscal 2020 base salaries of the Company’s named executive officers paid after March 22, 2020 into time-based restricted stock awards that vested on March 18, 2021 (one year from the date of grant). These time-based restricted stock awards were consistent with the terms and had the same restrictions (other than vesting) as the time-based restricted stock awards granted to the named executive officers earlier in fiscal 2020.

    As a result of these changes, the named executive officers had their base salaries paid in cash and in restricted stock for fiscal 2020 as follows:

Named Executive Officer	2020 Base Salary ($)	2020 Cash ($)	Number of Time-Based Restricted Stock Shares(1)
Christopher Pappas	927,757	573,476	98,411
John Pappas	509,850	315,155	54,082
James Leddy	424,875	262,269	45,068
Alexandros Aldous	396,550	245,120	42,064
Patricia Lecouras	309,309	191,194	32,810
(1)Number of shares based on the closing market price of the Company’s common stock on the date of grant.

    Annual Cash Incentive Compensation
To closely align our named executive officers’ compensation to our business objectives, we believe that a significant portion of a named executive officer’s compensation should be performance-based. Accordingly, in fiscal 2020, we put in place an annual cash incentive compensation program that provided our named executive officers with the opportunity to earn cash incentive compensation for the achievement of annual performance goals related to our business. The Company sets ambitious performance targets and emphasizes a pay for performance culture.
    Each of our named executive officers was eligible to receive performance-based cash incentive payments in the first quarter of fiscal 2021 under our 2020 Cash Incentive Plan (the “2020 Plan”), with targets expressed as a percentage of the annual base salary as set forth below with a maximum possible payout of 200% of target.

Name	Target Award as a Percentage of Base Salary
Christopher Pappas	100%
John Pappas	100%
James Leddy	75%
Alexandros Aldous	75%
Patricia Lecouras	75%

In light of the current economic climate and the Company’s business being materially and adversely affected by federal, state and municipal COVID-19 related shutdowns and other restrictions (the “COVID Challenges”), in August of 2020, the Compensation Committee began a review process of the performance goals set at the beginning of fiscal 2020 for the 2020 Plan (which are described below) to determine if those goals continued to be relevant and evaluated alternatives for recognizing executive contributions to surviving the pandemic and positioning the Company for recovery and future growth post-pandemic. During this review process, the Compensation Committee considered resetting the targets for the performance metrics it initially selected for the 2020 Plan but determined not to do so given continued economic uncertainty. In December of 2020, the Compensation Committee determined to evaluate performance under the 2020 Plan based on factors shown in the table below. Based on evaluation of the factors below, the Compensation Committee ultimately determined to fund bonuses at 50% of target.

Actions to Survive	Actions to Emerge Stronger
•Financial – Cash flow and liquidity preservation
•Employees – Enabled efficient remote work and kept frontline workers safe
•Customers & Suppliers – Continued to serve customers, instituted policies and practices for safety of the customers and suppliers, and adapted distribution (business to consumer model)
•Other – Public policy efforts and engagement, performance relative to peers, establishment of a market appropriate shareholder rights plan and shareholder experience

•Pivoting to new customer segments
◦Pivot to retail and specialty retail (grocery)
◦Pivot to business to consumer model
•Equity raise of approximately $86 million
•Balance Sheet work
◦Pay down approximately $37 million of debt
◦Extend 87% of outstanding debt balance from 2022 to 2025
◦Pay down $60 million of asset-based loan facility (“ABL”) and maintain $40 million of ABL availability
•Generated approximately $43 million of cash flow from operations primarily due to effective working capital management
•Organizational enhancements to build the team of the future

The aggregate target award and payout amounts under the 2020 Plan for each of our named executive officers are set forth in the table below:

Name	Target Award ($)	Actual Payout under 2020 Plan ($)
Christopher Pappas	927,757	463,879
John Pappas	509,850	254,925
James Leddy	318,656	159,328
Alexandros Aldous	297,413	148,707
Patricia Lecouras	231,982	115,991

Prior to the COVID-19 pandemic, the Compensation Committee had selected revenue and AEBITDA, each of which were to be weighted equally, as the performance measures for the 2020 Plan. The Compensation Committee selected revenue and AEBITDA as performance metrics because they measure top- and bottom-line growth, which the Compensation Committee views as being key drivers of long-term growth in stockholder value. For fiscal 2020, AEBITDA was determined as EBITDA adjusted for fiscal 2020 acquisitions and other exclusions and adjustments specifically identified in the 2020 Plan. In choosing performance metrics for the 2020 Plan prior to the COVID-19 pandemic, the Compensation Committee considered our specific corporate goals and budgetary considerations.

In setting the corporate performance targets under the 2020 Plan prior to the COVID-19 pandemic, the Compensation Committee considered historic levels of our performance for revenue and AEBITDA, taking into consideration our acquisitions in fiscal 2019, and based the corporate performance targets on results that were improvements over the prior fiscal year’s results. Furthermore, the Compensation Committee set the corporate performance targets at levels that required successful implementation of corporate operating objectives for meaningful payouts to occur. When the metrics were set prior to the COVID-19 pandemic in early 2020, the Compensation Committee believed that the targets related to threshold performance were highly achievable in light of budgeted expectations, but the payouts for maximum performance required significant improvement over the prior fiscal year’s comparable performance.

    For all of our named executive officers, payouts under the 2020 Plan related to AEBITDA were originally tiered as follows: (1) a maximum payout equal to 200% of that portion of the officer’s target award based on the AEBITDA corporate goal would be made for AEBITDA of $120 million or more; (2) a payout equal to 100% of that portion of the officer’s target award based on the AEBITDA corporate goal would be made for AEBITDA of $106 million; (3) no payout on the portion of the officer’s target award based on the AEBITDA corporate goal would be made for AEBITDA of less than $102 million; and (4) the payout percentage for AEBITDA between the amounts indicated above would be interpolated on a straight-line basis. For all of our named executive officers, payouts under the 2020 Plan related to revenue were originally tiered as follows: (1) a maximum payout equal to 200% of that portion of the officer’s target award based on the revenue corporate goal would be made for revenue of $2,000 million or more; (2) a payout equal to 100% of that portion of the officer’s target award based on the revenue corporate goal would be made for revenue of $1,920 million; (3) no payout for that portion of the officer’s target award based on the revenue corporate goal would be made for revenue of less than $1,890 million; and (4) the payout percentage for revenue between the amounts indicated above would be interpolated on a straight-line basis. The 2020 Plan originally provided that if we achieved below or equal to threshold performance on either the AEBITDA or the revenue measure, the payout under the other measure would be limited to 100% of target.
    We define AEBITDA, which is not a measurement determined in accordance with the U.S. generally accepted accounting principles, or GAAP, as the aggregate of the following GAAP measures: net income, interest expense, depreciation, amortization, provision for income taxes, stock compensation, duplicate rent, integration and deal costs, third party transaction costs, change in fair value of earn-out obligation, loss on asset disposal, one-time executive management costs and moving expenses, if any. We use AEBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of AEBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Additionally, for purposes of the 2020 Plan, adjustments to AEBITDA include acquisitions. For additional information regarding our determination of AEBITDA, please refer to Exhibit 99.1 to our Current Report on Form 8-K filed on February 10, 2021.

Long-Term Equity Compensation
2020 Awards
    During the first quarter of fiscal 2020, prior to the COVID-19 pandemic, the Compensation Committee, in consultation with FW Cook and management, approved the granting of long-term equity incentive (“LTI”) compensation consisting of time-based restricted stock awards and performance-based restricted stock awards to each of our named executive officers.

The target LTI opportunity was set at 200% of base salary for Mr. C. Pappas and Mr. J. Pappas and to 150% of base salary for the other named executive officers. Once the target amount was established, the Compensation Committee decided that a significant percentage of the awards for the named executive officers should be performance-based. Accordingly, the Compensation Committee determined the mix of LTI awards would consist of 50% time-based restricted stock awards, to support retention objectives, and 50% performance-based restricted stock awards, to motivate the executives to achieve our corporate objectives and enhance stockholder value. The measures for the performance-based restricted stock awards included the Company’s share price (30% of the award target), AEBITDA (35% of the award target) and return on invested capital (“ROIC”) (35% of the award target).

    The respective target values and number of shares (determined based upon a grant date share price of $33.00) of time-based vesting restricted stock and performance-based vesting restricted stock, granted in fiscal 2020 at target and at maximum (200% of target), were as follows:

Name	RSA Value ($)	RSA Shares (#)	PSA Target Value ($)(1)	PSA Shares at Target (#)(1)	PSA Shares at Max (#)(1)
Christopher Pappas	927,757	28,114	927,757	28,114	47,793
John Pappas	509,850	15,450	509,850	15,450	26,265
James Leddy	318,656	9,656	318,656	9,656	16,416
Alexandros Aldous	297,413	9,013	297,413	9,013	15,322
Patricia Lecouras	231,982	7,030	231,982	7,030	11,951
(1) The performance-based vesting restricted stock awards granted in 2020 were canceled.

The time-based vesting restricted stock awarded in fiscal 2020 vests in equal one-third installments on the first through third anniversary dates of the date set forth in the named executive officers’ respective time-based restricted share award agreements.
    The goals set with respect to performance-based vesting restricted stock awarded in fiscal 2020 were designed to be market-driven, based on peer group data, survey information and input from the advisors to the Compensation Committee. However, in reassessing these goals in December of 2020 in light of the economic climate and the COVID Challenges, the Compensation Committee, with the support of the named executive officers, canceled the performance-based restricted stock awards granted to the named executive officers in fiscal 2020. The number of shares of performance-based restricted stock that would have been eligible to vest had the awards not been canceled was based on the Company’s achievement of ROIC, AEBITDA and challenging share price targets for the performance period beginning on the first day of fiscal 2020 and ending on December 30, 2022. ROIC measures our ability to generate earnings or returns on our invested capital base, AEBITDA measures our operating performance and profitability and the share price target measures our performance as evaluated by the market. Our long-term goal is to generate returns on our invested capital in excess of our weighted average cost of capital on a consistent basis. ROIC and AEBITDA would have been measured in the final year of the performance period determined on a sliding scale, with no interpolation or pro-ration between levels of performance. The share price goal would have been achieved upon the 20-day trading average share price being attained at any point during the performance period and would have been determined as either achieved or not achieved. The relevant targets were as follows:

Metric	Performance	Percentage of Target Earned	Performance	Percentage of Target Earned	Performance	Percentage of Target Earned
ROIC	9%	0%	10%	100%	11%	200%
AEBITDA	$115 million	0%	$130 million	100%	$145 million	200%
Share Price	Less than $37.95	0%	Equal to $37.95 or greater	100%	N/A	N/A

    All equity incentive awards granted in fiscal 2020 contained “double trigger” change in control provisions, so that, in the event of a change in control, vesting of the award is accelerated only if the executive experiences an involuntary termination of employment without “cause” or resigns for “good reason.” If a change in control occurs during the performance period for performance-based restricted stock, the award would be converted to time-based restricted stock based on target.

2019 Awards

Due to COVID Challenges, the Compensation Committee also canceled the portions related to AEBITDA and ROIC of the performance-based restricted stock awards granted to the named executive officers in fiscal 2019 (70% of the target award) and certified performance at target for the portion related to share price of the performance-based restricted stock awards granted to the named executive officers in fiscal 2019 (30% of the target award), which was achieved in October of 2019. The earned portion will vest at the end of fiscal 2021, subject to satisfaction of the applicable service-based conditions.

2018 Awards

With respect to the performance-based restricted stock awards granted to the named executive officers in fiscal 2018, the Compensation Committee certified performance achievement at a blended rate of 83% of target, covering the performance period beginning on the first day of fiscal 2018 and ending on the last day of fiscal 2020. With respect to fiscal 2018 and 2019, the Compensation Committee based the determination on the fact that the award’s ROIC and EBITDA margin performance metrics were tracking at 100% in both fiscal 2018 and 2019. In making the determination for fiscal 2020, the Compensation Committee used the same performance factors as were used in determining the 2020 annual cash incentive compensation payout as disclosed in “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Components of Named Executive Officer Compensation - Long-Term Equity Compensation - 2020 Awards.” The ROIC and EBITDA margin performance metrics were not met when 2020 was included in the calculation. The modification to the performance-based restricted stock awards resulted in an incremental expense for the awards and the amount of such expense is disclosed in the “Summary Compensation Table - Fiscal Years 2018-2020.” The performance-based restricted stock awards and the time-based restricted stock awards granted during fiscal 2018 vested on December 17, 2020, upon satisfaction of the applicable service-based conditions.

Retirement Plans and Other Welfare Benefits
We believe that an important aspect of attracting and retaining qualified individuals to serve as executive officers involves providing health and welfare benefits as well as methods for those individuals to save for retirement. Accordingly, we provide our named executive officers with the following benefits:
•Health Insurance. We provide each of our named executive officers and their spouses and children the same health, dental, and vision insurance coverage we make available to our other eligible employees. For our named executive officers, we pay both our portion and the executive’s portion of the premiums for these benefits.

•Disability Insurance. We provide each of our named executive officers with short-term disability insurance.

•Life Insurance. For each of our named executive officers, we pay the premiums for life insurance in an amount equal to their annual base salary, up to $300,000.

•Retirement Benefits. We do not provide pension arrangements or post-retirement health coverage for our named executive officers or employees; however, our named executive officers and other eligible employees are eligible to participate in our 401(k) defined contribution plan. We make matching contributions for each of our employees, including our named executive officers, in an amount equal to 50% of any employee contributions up to 6% of the employee’s salary, with a maximum matching contribution of $2,500. In light of the COVID Challenges, matching contributions were suspended for a portion of fiscal 2020.

•Nonqualified Deferred Compensation. We do not currently provide any nonqualified defined contribution or other deferred compensation plans to any of our employees.

Termination Protection Benefits
We believe that an important aspect of attracting and retaining qualified individuals to serve as executive officers involves providing market termination protection benefits. We have entered into employment agreements with our named executive officers pursuant to which they are entitled to certain benefits upon qualifying terminations of employment and have implemented a change in control severance program in which they participate. In fiscal 2020, the Compensation Committee approved certain enhancements to severance arrangements payable to the current named executive officers, absent a change in control, to provide stability and to help retain management. These changes were documented through severance agreements and discussed in further detail in “Compensation Discussion and Analysis - Employment Agreements, Offer Letters and Severance Benefits.”
Our executive officers generally have long tenure with the Company and have provided the vision and leadership that have built the Company into the successful enterprise that it is today. The Compensation Committee believes that the interests of stockholders are best served by ensuring that the interests of our senior management are aligned with those of our stockholders. Change in control benefits are intended to eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in stockholders’ best interests. The security of competitive change in control arrangements serves to eliminate distraction caused by uncertainty about personal financial circumstances during a period in which the Company requires focused and thoughtful leadership to ensure a successful outcome. Accordingly, the

Executive Change in Control Plan (the “Executive CIC Plan”) was adopted to provide “double trigger” severance benefits to the covered executives in the event of their termination under certain circumstances following a change in control. “Double trigger” benefits also require that two events occur in order for severance to be paid: a change in control followed by the executive’s involuntary termination of employment. The Compensation Committee believes a “double trigger” severance benefit provision is most appropriate, as it provides an incentive for greater continuity in management following a change in control.
In addition to the previously discussed equity incentive awards granted in fiscal 2020, all equity incentive awards granted in fiscal 2021 also contain “double trigger” change in control provisions, so that in the event of a change in control vesting of the award is accelerated only if the executive experiences an involuntary termination of employment “without cause” or resigns for “good reason.” If a change in control occurs during the performance period for performance-based restricted stock, the award will be converted to time-based restricted stock based on target.
Perquisites
    The Company provides limited personal benefits to certain of our named executive officers for competitive reasons. Mr. C. Pappas, as our Chief Executive Officer, and Mr. J. Pappas, as our Vice Chairman, are permitted to use the Company’s aircraft in certain instances. In addition, Mr. C. Pappas and Mr. J. Pappas receive a monthly automobile allowance. Our named executive officers also receive tax reimbursements related to imputed income on Company-paid life insurance benefits. These arrangements are discussed in the footnotes to the “Summary Compensation Table - Fiscal Years 2018-2020.”
Certain Changes in 2021 Named Executive Officer Compensation
In fiscal 2020, the Board approved a temporary substitution of the named executive officers' base salaries with time-based restricted share awards of equivalent value until the Board reevaluated such named executive officers' cash compensation for the fiscal 2021. The Compensation Committee restored the named executive officers' base salaries to those levels prior to such temporary substitution as of the first day of fiscal 2021 as described on the Form 8-K filed on December 4, 2020. We did not increase the annual base salaries of our named executive officers for fiscal 2021. Thus, all of our named executive officers will earn the same salary for fiscal 2021 as reported for fiscal 2020 on page 25.

For fiscal 2021, the Compensation Committee, based on peer group data, survey information, input from the advisors to the Compensation Committee and in light of the continuing COVID Challenges, selected performance measures and weighting for the named executive officers' annual cash incentive compensation program to be (i) combined AEBITDA in the third and fourth quarter of fiscal 2021 and (ii) liquidity and strategic initiatives, each of which are weighted equally. Liquidity and strategic initiatives were further divided equally, each being weighted at 25% of the total target. The maximum payout under the annual cash incentive for the named executive officers was capped at 100% of target.

On December 3, 2020, the Compensation Committee had approved the cancellation of a portion of the performance-based restricted stock awards granted in fiscal 2019 (other than the component related to stock price which was certified by the Compensation Committee as achieved) and the performance-based restricted share awards granted in fiscal 2020. On February 23, 2021, the Compensation Committee, in light of the success of the named executive officers in managing the COVID Challenges and to provide retention commensurate with what would have been provided had those performance-based restricted stock awards not been canceled, approved new grants with respect to the number of shares underlying the canceled awards as a component of the named executive officers' restricted share awards granted in fiscal 2021. Unlike the 2019 and 2020 awards that were canceled, these new awards are 50% time-based restricted stock and 50% performance-based restricted stock, with the performance tranche having a maximum payout of 100% of the target award (as opposed to a maximum payout of 200% of the target award). In addition to these new awards, the Compensation Committee approved annual 2021 LTI awards at the same grant date fair value as the LTI awards granted in fiscal 2020, with the performance-based portion payable up to 200% of the target award (consistent with fiscal 2020 awards). For fiscal 2021, the Compensation Committee selected share price (achievement based on ratable interpolation) and AEBITDA (weighted equally) as the performance measures for the performance-based restricted stock awards based on peer group data, survey information, input from the advisors to the Compensation Committee and in light of the continuing COVID Challenges.

Tax and Accounting Implications
Our Compensation Committee considers the accounting and tax treatment of executive compensation in determining the amount and form of compensation that we pay our named executive officers. For instance, our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which generally disallows tax deductions to public companies for certain compensation in excess of $1 million that is paid in any one tax year to our named executive officers (other than the chief financial officer). Prior to the effectiveness of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), there was an exception to the $1 million limitation for performance-based compensation meeting certain requirements as defined by the IRS. The Tax Act mandates that for tax periods beginning in 2018, the chief financial officer is no longer excluded from this limitation and performance-based compensation is no longer exempted. Transition rules under the Tax Act will allow certain payments to be deductible based on the pre-Tax Act rules if the payments are made pursuant to binding arrangements in effect as of November 2, 2017.
Annual incentive awards, stock option awards and performance-based restricted stock awards granted for periods through November 2, 2017 were generally structured as performance-based compensation and, as such, are expected to be fully deductible under the grandfather provisions of the Tax Act; however, no assurance can be given that any such compensation will in fact be fully deductible under all circumstances. The Compensation Committee balances the desirability to qualify for such deductibility with the Company’s need to maintain flexibility in compensating executive officers in a manner designed to promote its corporate goals and compensation objectives. As a result, the Compensation Committee may elect to provide compensation that is not deductible in order to achieve these goals and objectives.
The accounting implications of the modifications made to the 2018-2020 performance-based restricted share awards are discussed in further detail in “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Components of Named Executive Officer Compensation - Long-Term Equity Compensation - 2018 Awards.”

CEO Stock Ownership Guidelines
To instill an ownership culture, our Board requires that our chief executive officer own shares of our common stock with a value equal to at least six times his annual salary. Our chief executive officer, Mr. C. Pappas, satisfies this requirement.
Hedging, Pledging and Short Sales Policy
    Under our Insider Trading Policy, we prohibit hedging and short sales of Company securities by all of our employees and directors and their affiliates. Subject to certain limited exceptions, we also generally prohibit the pledging of Company securities by all of our employees and directors and their affiliates.
Clawback
    Participants in our 2020 Plan are required, at the Company’s request, to return to the Company all or a portion of any awards paid to the participant pursuant to the 2020 Plan based upon financial information or performance metrics later found to be materially inaccurate. The amount to be recovered will equal the excess amount paid out over the amount that would have been paid out had such financial information or performance metric been fairly stated at the time the payout was made. A similar requirement is included in our 2021 Cash Incentive Plan. The Company will also make any needed changes to its existing policy as may be required to comply with regulations.

Compensation Committee Report
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management, as required by Item 402(b) of Regulation S-K. Based on our review and discussions with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2020.
The Chefs’ Warehouse, Inc. Compensation Committee
Mr. Guarino (chairman)
Mr. Cerbone
Mr. Cugine
Mr. Lewis
Ms. Oliver

The foregoing Report of the Compensation Committee shall not be considered soliciting material, nor shall it be deemed “filed” for any purpose, including for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The Report of the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, regardless of any general incorporation language in such filing.

Summary Compensation Table – Fiscal Years 2018-2020
    The table below summarizes the compensation paid or accrued by us during the fiscal years indicated for our chief executive officer, chief financial officer, and each of our next three highest paid executive officers whose total compensation exceeded $100,000 for fiscal 2020.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Christopher Pappas	2020	941,428	—	2,319,943	463,878	79,743	3,804,992
Chief Executive Officer	2019	855,383	—	1,785,047	413,274	144,159	3,197,863
	2018	849,016	—	818,865	585,478	102,837	2,356,196
John Pappas	2020	517,362	—	1,274,910	254,925	40,098	2,087,295
Vice Chairman	2019	470,077	—	980,941	227,115	60,258	1,738,391
	2018	466,401	—	449,981	321,750	58,322	1,296,454
James Leddy	2020	431,136	—	796,798	159,328	18,055	1,405,317
Chief Financial Officer	2019	391,731	—	613,134	141,947	5,413	1,152,225
	2018	397,665	—	281,255	197,500	5,402	881,822
Alexandros Aldous	2020	402,393	—	743,714	148,706	10,013	1,304,826
General Counsel	2019	365,615	—	572,233	132,484	7,073	1,077,405
	2018	366,663	—	262,493	187,688	6,872	823,716
Patricia Lecouras	2020	319,815	—	580,112	115,991	11,497	1,027,415
Chief Human Resources Officer	2019	285,180	—	446,346	103,337	7,978	842,841
	2018	288,606	—	204,763	146,396	8,358	648,123
(1)In fiscal 2020, our named executive officers received time-based restricted stock shares in lieu of 50% of salary for the period following March 22, 2020. The number of time-based restricted stock shares received by our named executive officers includes: Mr. C. Pappas, 98,411, Mr. J. Pappas, 54,082, Mr. Leddy, 45,068, Mr. Aldous, 42,064, and Ms. Lecouras, 32,810.
(2)Reflects awards granted in 2020 (a significant portion of which were canceled later in 2020), as well as incremental fair value as determined under accounting rules related to awards granted in 2018, which such awards were already included in the amount shown in this column for 2018. For awards granted in 2020, the aggregate grant date fair value of our awards to our named executive officers of restricted shares of our common stock and performance-based vesting restricted stock were consistent with FASB Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (“ASC Topic 718”). The grant date fair value for the awards of time-based restricted stock was determined by taking the closing market price of the Company’s common stock on the date of grant (or the last day on which there was a closing market price of our common stock when grants were made on days when there was no trading in our common stock) and multiplying it by the number of shares awarded. The assumptions made, if any, when calculating the amounts in this column are found in Note 11 to the Consolidated Financial Statements of the Company, as filed with the SEC on Form 10-K for 2020. The grant date fair value for awards of performance-based restricted stock reflects payouts at “target” levels of performance. The amounts reported in the Summary Compensation Table for the performance-based vesting restricted stock granted in 2020 are the values at the grant date under applicable accounting principles, which take into account the probable outcome of the performance conditions. Consequently, these values differ from the total amount of the awards made by the Compensation Committee, which is divided by the Company’s common stock price as determined on the grant date to yield a number of performance-based vesting restricted stock. Assuming that the highest levels of performance conditions are achieved, the values of the performance-based restricted stock granted in fiscal 2020 and measured as of the 2020 grant date were: Mr. C. Pappas, $1,577,169, Mr. J. Pappas, $866,745, Mr. Leddy, $541,728, Mr. Aldous, $505,626, and Ms. Lecouras, $394,383. With respect to the 2018 awards, the values reflect incremental fair value due to determining that the performance-based conditions of these restricted stock awards were achieved at 83% of target, which is considered a modification effective as of December 3, 2020. Incremental fair value in the following amounts was recognized as an expense in accordance with ASC Topic 718 and is reflected in the stock awards column for 2020: Mr. C. Pappas, $509,119, Mr. J. Pappas, $279,775, Mr. Leddy, $174,856, Mr. Aldous, $163,187, and Ms. Lecouras, $127,310. In light of the COVID Challenges, the performance-based restricted stock awards granted to our named executive officers on February 25, 2019 and February 25, 2020 were canceled, except with respect to the non-market price based portion of the award granted on February 25, 2019, which was achieved. See “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis – Components of Named Executive Officer Compensation - Long-Term Equity Compensation” for a more detailed description of these awards. The table below (which is not meant to be a replacement of the Summary Compensation Table) reflects what the compensation of the named executive officers in fiscal 2020 would be if the following, which are included in the Summary Compensation Table, were not included as compensation for fiscal 2020: (i) the amounts relating to incremental fair value of the modified awards and (ii) the value of the 2020 performance-based restricted stock awards that were canceled during fiscal 2020:

Name	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Christopher Pappas	941,428	—	927,762	463,878	79,743	2,412,811
John Pappas	517,362	—	509,850	254,925	40,098	1,322,235
James Leddy	431,136	—	318,648	159,328	18,055	927,167
Alexandros Aldous	402,393	—	297,429	148,706	10,013	858,541
Patricia Lecouras	319,815	—	231,990	115,991	11,497	679,293

(3)    Amounts reflect those amounts earned by the named executive officer under our performance-based, annual cash incentive compensation program. For a description of this program, please see the “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Components of Named Executive Officer Compensation - Annual Cash Incentive Compensation” above.
(4)    The following table breaks out the components of the “All Other Compensation” paid to our named executive officers in fiscal 2020:

Name	Medical, Dental and Vision Insurance Premiums(a) ($)	Life Insurance Premiums(b) ($)	Tax Reimbursement(c) ($)	Short-Term Disability Insurance Premiums(d) ($)	401(k) Plan Match(e) ($)	Auto(f) ($)	Aircraft(g) ($)	Total ($)
Christopher Pappas	18,528	360	1,980	227	2,500	24,000	32,148	79,743
John Pappas	11,721	360	1,290	227	2,500	24,000	—	40,098
James Leddy	16,178	360	1,290	227	—	—	—	18,055
Alexandros Aldous	6,626	360	300	227	2,500	—	—	10,013
Patricia Lecouras	6,626	360	1,980	227	2,304	—	—	11,497
(a)    This amount reflects each named executive officer’s portion of the premiums for such individual and his or her family’s medical, dental and vision insurance that we pay on such individual’s behalf.
(b)    This amount reflects premiums we pay for each named executive officer’s group term life insurance.
(c)    This amount reflects reimbursement of taxes incurred by the named executive officer on group term life insurance premium payments reported in column (b).
(d)    This amount reflects the premiums we pay for each named executive officer’s short-term disability insurance.
(e)    This amount reflects our matching contribution to each named executive officer’s 401(k) plan.
(f)    Mr. C. Pappas and Mr. J. Pappas each received a monthly car allowance of $2,000 during fiscal 2020.
(g)    Per IRS regulations, our chief executive officer and vice chairman recognize imputed income on the personal use of the Company’s aircraft. For SEC disclosure purposes, the cost of personal use of the Company’s aircraft is calculated based on the incremental cost to the Company. To determine the incremental cost, we calculate the variable fuel cost by multiplying flight time by the average hourly fuel cost per flight, plus any direct trip expenses such as aircraft landing and parking fees and crew expenses. Fixed costs that do not change based on usage, such as pilot salaries, aircraft and hangar lease expenses, maintenance costs, in-flight Internet, and aircraft insurance costs, are excluded from this amount.

Fiscal 2020 Grants of Plan-Based Awards
    We granted cash and equity-based awards to our named executive officers in fiscal 2020. The following table provides information about plan-based awards granted to the named executive officers during fiscal 2020:

Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)						Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards
Name	Grant Date		Threshold	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		Number of Shares of Stock or Units (#)	Grant Date Fair Value of Equity Awards(8) ($)
Christopher Pappas			—	927,757	1,855,514
	2/25/2020	(3)				2,460	19,680	39,359			649,440
	2/25/2020	(4)				—	8,434	8,434			233,622
	2/25/2020								(5)	28,114	927,762
	3/18/2020								(6)	98,411	354,281
	12/3/2020								(7)	20,463	509,119

John Pappas			—	509,850	1,019,701
	2/25/2020	(3)				1,352	10,815	21,630			356,895
	2/25/2020	(4)				—	4,635	4,635			128,390
	2/25/2020								(5)	15,450	509,850
	3/18/2020								(6)	54,082	194,695
	12/3/2020								(7)	11,245	279,775

James Leddy			—	318,656	637,312
	2/25/2020	(3)				845	6,759	13,519			223,047
	2/25/2020	(4)				—	2,897	2,897			80,247
	2/25/2020								(5)	9,656	318,648
	3/18/2020								(6)	45,068	162,246
	12/3/2020								(7)	7,028	174,856

Alexandros Aldous			—	297,413	594,826
	2/25/2020	(3)				789	6,309	12,618			208,197
	2/25/2020	(4)				—	2,704	2,704			74,901
	2/25/2020								(5)	9,013	297,429
	3/18/2020								(6)	42,064	151,430
	12/3/2020								(7)	6,559	163,187

Patricia Lecouras			—	231,982	463,964
	2/25/2020	(3)				615	4,921	9,842			162,393
	2/25/2020	(4)				—	2,109	2,109			58,419
	2/25/2020								(5)	7,030	231,990
	3/18/2020								(6)	32,810	118,115
	12/03/2020								(7)	5,117	127,310
(1)Represents the possible performance-based, cash incentive award payments pursuant to our 2020 Plan. For a description of the 2020 Plan and awards made pursuant thereto, see “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Components of Named Executive Officer Compensation - Annual Cash Incentive Compensation” beginning on page 25 of this proxy statement, and for a description of the payments actually made pursuant to the 2020 Plan, see “EXECUTIVE COMPENSATION - Summary Compensation Table - Fiscal Years 2018-2020 ” beginning on page 33 of this proxy statement.
(2)There were no threshold payouts under the 2020 Plan, as the possible performance-based, cash incentive award payments under the 2020 Plan were to be paid on a sliding scale basis from $0 up to a certain percentage of a named executive officer’s fiscal 2020 annual base salary based on our achievement of certain revenue or AEBITDA targets. These sliding scale payments and the related revenue and AEBITDA targets are described more fully under “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis -

Components of Named Executive Officer Compensation - Annual Cash Incentive Compensation” beginning on page 25 of this proxy statement.
(3)Although these grants were later canceled, the amounts shown in these rows marked (3) reflect threshold, target and maximum performance for the performance-based restricted share award granted pursuant to the 2019 Equity Incentive Plan. The forfeiture restrictions associated with these restricted stock awards would have immediately lapsed upon the Compensation Committee’s certification of the attainment of the two targets, related to AEBITDA and ROIC, for the performance period beginning at the start of fiscal 2020 and ending at the conclusion of fiscal 2022, provided that the grantee provided continuous service through the applicable vesting date and further provided that the additional conditions and performance criteria related to AEBITDA and ROIC for the performance period ending at the conclusion of fiscal 2022 were met, as set forth in the grantee’s performance-based vesting restricted share award agreement.
(4)Although these grants were later canceled, the amounts shown in these rows marked (4) reflect threshold, target and maximum performance for the performance-based, market-based restricted share award granted pursuant to the 2019 Equity Incentive Plan. There were no threshold payouts with respect to the performance-based, market-based restricted share awards, as the possible performance-based, market-based award payments under the 2019 Equity Incentive Plan were to be either achieved or not achieved, with non-achievement resulting in attainment of zero shares under such award vesting and achievement resulting in attainment of all of the shares under such award vesting. The forfeiture restrictions associated with these restricted stock awards will immediately lapse upon the Compensation Committee’s certification that the Company's common stock price was at least $37.95, based on an average of 20 consecutive trading days, at any time during the three-year performance period beginning upon the grant date and ending fiscal 2022 and provided that the grantee provides continuous service through the applicable vesting date.
(5)Although these grants were later canceled, the forfeiture restrictions associated with these restricted share awards would have lapsed in one-third increments on February 25, 2021 through 2023.
(6)In fiscal 2020, our named executive officers received time-based restricted stock shares in lieu of 50% of salary for the period following March 22, 2020. The forfeiture restrictions associated with these restricted share awards lapsed with respect to the entirety of the grant on March 18, 2021.
(7)Amounts represent the number of shares that vested in 2020 as a result of the modifications of the 2018 performance-based restricted stock awards, as discussed in more detail in footnote 1 to the “Summary Compensation Table - Fiscal Years 2018-2020.”
(8)The aggregate grant date fair value is computed in accordance with ASC Topic 718. For awards that are subject to performance conditions, the amounts included in this column are the full fair value at the grant date based on the probable outcome with respect to the satisfaction of the performance condition consistent with the recognition criteria in FASB ASC Topic 718 (excluding the effect of estimated forfeitures). With respect to the awards shown as granted on December 3, 2020, the amounts reflect the incremental fair value of those awards computed in accordance with ASC Topic 718, as discussed in more detail in footnote 1 to the “Summary Compensation Table - Fiscal Years 2018-2020.”

Outstanding Equity Awards at 2020 Fiscal Year End
    The table below summarizes the amount of unvested time-based vesting and performance-based vesting restricted stock awards granted for each named executive officer as of December 25, 2020. The vesting schedule for each grant can be found in the footnotes to this table, based on the grant date. We have not issued stock options in fiscal 2020 to any of our named executive officers. For additional information on our equity awards, see “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Components of Fiscal 2020 Compensation for Our Named Executive Officers - Long-Term Equity Compensation” on page 27 of this proxy statement.

	OPTION AWARDS				STOCK AWARDS
Name	Equity Incentive Plan Award: Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Christopher Pappas	95,908	(2)	20.23	3/7/2026	—		—	—		—
					162,275	(3)	3,876,750	—		—
					17,517	(4)	418,481	7,882	(13)	188,301
John Pappas	—		—		89,179	(5)	2,130,486	—		—
					9,627	(6)	229,989	4,332	(13)	103,491
James Leddy	—		—		67,003	(7)	1,600,702	—		—
					6,767	(8)	161,664	2,707	(13)	64,670
Alexandros Aldous	—		—		62,538	(9)	1,494,033	—		—
					5,616	(10)	134,166	2,527	(13)	60,370
Patricia Lecouras	—		—		48,779	(11)	1,165,330	—		—
					4,381	(12)	104,662	1,971	(13)	47,087

(1)The value presented in the table is equal to the product of the number of shares that had not vested as of the last trading day of fiscal 2020 (December 25, 2020) and the closing price of our common stock on such date, which was $23.89.
(2)The price-based stock options became exercisable during fiscal 2019 as the Company achieved the $30 stock price hurdle (based on an average of 20 consecutive trading days) and the third anniversary of the grant date had occurred, both requirements to exercise; in addition, the price-based stock options remain subject to the reporting person’s non-qualified stock option agreement.
(3)These 162,275 shares of time-based vesting restricted stock awarded in fiscal 2020 include: (i) 28,114 shares with forfeiture restrictions which will lapse in one-third increments on the first through third anniversary dates of the service-inception date (February 25, 2020); (ii) 98,411 shares with forfeiture restrictions which will lapse on the first anniversary date of the service-inception date (March 18, 2020); and (iii) 35,750 shares with forfeiture restrictions which will lapse in one-half increments on the first and second anniversary dates of the service-inception date (March 25, 2020).
(4)These 17,517 shares of time-based vesting restricted stock awarded prior to fiscal 2020 that were unvested at the end of fiscal 2020 include: 8,758 shares which vested on February 25, 2021 and 8,759 shares which will vest on February 25, 2022.
(5)These 89,179 shares of time-based vesting restricted stock awarded in fiscal 2020 include: (i) 15,450 shares with forfeiture restrictions which will lapse in one-third increments on the first through third anniversary dates of the service-inception date (February 25, 2020); (ii) 54,082 shares with forfeiture restrictions which will lapse on the first anniversary date of the service-inception date (March 18, 2020); and (iii) 19,647 shares with forfeiture restrictions which will lapse in one-half increments on the first and second anniversary dates of the service-inception date (March 25, 2020).
(6)These 9,627 shares of time-based vesting restricted stock awarded prior to fiscal 2020 that were unvested at the end of fiscal 2020 include: 4,812 shares which vested on February 25, 2021 and 4,815 shares which will vest on February 25, 2022.
(7)These 67,003 shares of time-based vesting restricted stock awarded in fiscal 2020 include: (i) 9,656 shares with forfeiture restrictions which will lapse in one-third increments on the first through third anniversary dates of the service-inception date (February 25, 2020); (ii) 45,068 shares with forfeiture restrictions which will lapse on the first anniversary date of the service-inception date (March 18, 2020); and (iii) 12,279 shares with forfeiture restrictions which will lapse in one-half increments on the first and second anniversary dates of the service-inception date (March 25, 2020).
(8)These 6,767 shares of time-based vesting restricted stock awarded prior to fiscal 2020 that were unvested at the end of fiscal 2020 include: 3,008 shares which vested on February 25, 2021; 750 shares which will vest on September 11, 2021; and 3,009 shares which will vest on February 25, 2022.
(9)These 62,538 shares of time-based vesting restricted stock awarded in fiscal 2020 include: (i) 9,013 shares with forfeiture restrictions which will lapse in one-third increments on the first through third anniversary dates of the service-inception date (February 25, 2020); (ii) 42,064 shares with forfeiture restrictions which will lapse on the first anniversary date of the service-inception date (March 18, 2020); and (iii) 11,461 shares with forfeiture restrictions which will lapse in one-half increments on the first and second anniversary dates of the service-inception date (March 25, 2020).
(10)These 5,616 shares of time-based vesting restricted stock awarded prior to fiscal 2020 that were unvested at the end of fiscal 2020 include: 2,807 shares which vested on February, 25, 2021 and 2,809 shares which will vest on February 25, 2022.
(11)These 48,779 shares of time-based vesting restricted stock awarded in fiscal 2020 include: (i) 7,030 shares with forfeiture restrictions which will lapse in one-third increments on the first through third anniversary dates of the service-inception date (February 25, 2020); (ii) 32,810 shares with forfeiture restrictions which will lapse on the first anniversary date of the service-inception date (March 18, 2020); and (iii) 8,939 shares with forfeiture restrictions which will lapse in one-half increments on the first and second anniversary dates of the service-inception date (March 25, 2020).
(12)These 4,381 shares of time-based vesting restricted stock awarded prior to fiscal 2020 that were unvested at the end of fiscal 2020 include: 2,189 shares which vested on February 25, 2021and 2,192 shares which will vest on February 25, 2022.
(13)Consists of earned performance-based restricted stock awarded in fiscal 2019 which will vest following the three-year performance period ending on the last day of fiscal 2021 (December 24, 2021). On December 3, 2020, the Compensation Committee certified the achievement of the performance targets with respect to 30% of the target performance-based restricted stock awarded for the three-year performance period ending on the last day of fiscal 2021, subject to the satisfaction of the applicable service-based conditions until such time.

Fiscal 2020 Stock Vested Table
    The following table sets forth certain information with respect to the number of shares of restricted stock that our named executive officers received upon vesting in fiscal 2020:

	OPTION AWARDS		STOCK AWARDS
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Christopher Pappas(1)	—	—	36,266	969,230
John Pappas(2)	—	—	19,928	532,584
James Leddy(3)	—	—	14,490	391,208
Alexandros Aldous(4)	—	—	24,433	759,097
Patricia Lecouras(5)	—	—	19,527	608,372
(1)Of Mr. C. Pappas’ 36,266 shares of restricted stock vested in fiscal 2020: (i) 8,758 shares vested on February 25, 2020, (ii) 3,521 shares vested on March 5, 2020, and (iii) 23,987 shares vested on December 17, 2020. The value realized on vesting of those shares is calculated based on the closing price of our common stock on the relevant vesting dates, which was $33.00 (February 25, 2020), $27.03 (March 5, 2020), and $24.39 (December 17, 2020). In fiscal 2020, Mr. C. Pappas had 21,650 shares and 7,865 shares withheld, at the closing price of our common stock on the relevant grant date of $3.60 (March 18, 2020) and $11.81 (March 25, 2020), respectively, to satisfy taxes payable under Section 83(b) of the Internal Revenue Code in accordance with their elections to be taxed on the value of their restricted stock award grants in fiscal 2020.
(2)Of Mr. J. Pappas’ 19,928 shares of restricted stock vested in fiscal 2020: (i) 4,812 shares vested on February 25, 2020, (ii) 1,935 shares vested on March 5, 2020, and (iii) 13,181 shares vested on December 17, 2020. The value realized on vesting of those shares is calculated based on the closing price of our common stock on the relevant vesting dates, which was $33.00 (February 25, 2020), $27.03 (March 5, 2020), and $24.39 (December 17, 2020). In fiscal 2020, Mr. J. Pappas had 11,898 shares and 4,322 shares withheld, at the closing price of our common stock on the relevant grant date of $3.60 (March 18, 2020) and $11.81 (March 25, 2020), respectively, to satisfy taxes payable under Section 83(b) of the Internal Revenue Code in accordance with their elections to be taxed on the value of their restricted stock award grants in fiscal 2020.
(3)Of Mr. Leddy’s 14,490 shares of restricted stock which vested in fiscal 2020: (i) 1,103 shares vested on February 3, 2020, (ii) 3,008 shares vested on February 25, 2020, (iii) 1,209 shares vested on March 5, 2020, (iv) 181 shares vested on March 6, 2020, (v) 750 shares vested on September 11, 2020, and (vi) 8,239 shares vested on December 17, 2020. The value realized on vesting of those shares is calculated based on the closing price of our common stock on the relevant vesting dates, which was $37.28 (February 3, 2020), $33.00 (February 25, 2020), $27.03 (March 5, 2020), $26.22 (March 6, 2020), $16.60 (September 11, 2020), and $24.39 (December 17, 2020). In fiscal 2020, Mr. Leddy had 9,915 shares and 2,701 shares withheld, at the closing price of our common stock on the relevant grant date of $3.60 (March 18, 2020) and $11.81 (March 25, 2020), respectively, to satisfy taxes payable under Section 83(b) of the Internal Revenue Code in accordance with their elections to be taxed on the value of their restricted stock award grants in fiscal 2020.
(4)Of Mr. Aldous’ 24,433 shares of restricted stock which vested in fiscal 2020: (i) 10,180 shares vested on February 3, 2020, (ii) 2,807 shares vested on February 25, 2020, (iii) 1,128 shares vested on March 5, 2020, (iv) 1,654 shares vested on March 6, 2020, (v) 974 shares vested on March 7, 2020, and (vi) 7,690 shares vested on December 17, 2020. The value realized on vesting of those shares is calculated based on the closing price of our common stock on the relevant vesting dates, which was $37.28 (February 3, 2020), $33.00 (February 25, 2020), $27.03 (March 5, 2020), $26.22 (March 6, 2020 and March 7, 2020), and $24.39 (December 17, 2020). In fiscal 2020, Mr. Aldous had 9,254 shares and 2,521 shares withheld, at the closing price of our common stock on the relevant grant date of $3.60 (March 18, 2020) and $11.81 (March 25, 2020), respectively, to satisfy taxes payable under Section 83(b) of the Internal Revenue Code in accordance with their elections to be taxed on the value of their restricted stock award grants in fiscal 2020.
(5)Of Ms. Lecouras’ 19,527 shares of restricted stock which vested in fiscal 2020: (i) 8,300 shares vested on February 3, 2020, (ii) 2,189 shares vested on February 25, 2020, (iii) 880 shares vested on March 5, 2020, (iv) 1,348 shares vested on March 6, 2020, (v) 811 shares vested on March 7, 2020, and (vi) 5,999 shares vested on December 17, 2020. The value realized on vesting of those shares is calculated based on the closing price of our common stock on the relevant vesting dates, which was $37.28 (February 3, 2020), $33.00 (February 25, 2020), $27.03 (March 5, 2020), $26.22 (March 6, 2020 and March 7, 2020), and $24.39 (December 17, 2020). In fiscal 2020, Ms. Lecouras had 7,218 shares and 1,967 shares withheld, at the closing price of our common stock on the relevant grant date of $3.60 (March 18, 2020) and $11.81 (March 25, 2020), respectively, to satisfy taxes payable under Section 83(b) of the Internal Revenue Code in accordance with their elections to be taxed on the value of their restricted stock award grants in fiscal 2020.

Potential Payments upon Termination or Change in Control
The table below reports the amount of compensation payable to each of our named executive officers in the event of termination of such executive’s employment and in certain situations following a change in control of the Company. The amounts shown in the table below reflect the assumption that the named executive officer’s termination of employment was effective as of December 25, 2020, and that the executive was employed through such date. The columns for amounts due upon a change in control or upon certain terminations following a change in control reflect the assumption that the change in control occurred and, if applicable, the executive experienced a termination of employment as of December 25, 2020. Amounts listed represent the incremental amounts due to the named executive officers beyond what they would have received without, as applicable, a termination of employment or change in control. Thus, amounts earned under the 2020 Plan, which were earned as of the end of fiscal 2020, are not duplicated in the table. All amounts shown are estimates of the amounts which would be paid out to the executives. The actual amounts to be paid out can only be determined at the time of the relevant triggering event.
    For purposes of the table, the value attributed to acceleration of the vesting of restricted stock awards is based on the closing price of our common stock on the last trading day of fiscal 2020 (December 25, 2020), which was $23.89.

Executive Benefits and Payments Upon Separation	Involuntary Not-For-Cause Termination on 12/25/2020 ($)		Disability on 12/25/2020(1) ($)	Death on 12/25/2020(1) ($)	Change in Control on 12/25/2020(1)(2) ($)	Termination By Executive For Good Reason or By the Company Without Cause At or During the Two-Year Period Following a Change in Control on 12/25/2020(1)(2)(3) ($)
Christopher Pappas
Acceleration of Vesting of Restricted Stock	—		3,949,734	3,949,734	4,483,532	4,483,532	(6)
Cash Severance Payment	1,935,514	(4)	—	—	—	5,671,542
Total	1,935,514		3,949,734	3,949,734	4,483,532	10,155,074
John Pappas
Acceleration of Vesting of Restricted Stock	—		2,170,622	2,170,622	2,463,967	2,463,967	(6)
Cash Severance Payment	832,275	(5)	—	—	—	2,119,400
Total	832,275		2,170,622	2,170,622	2,463,967	4,583,367
James Leddy
Acceleration of Vesting of Restricted Stock	—		1,643,704	1,643,704	1,827,036	1,827,036	(6)
Cash Severance Payment	704,813	(5)	—	—	—	1,567,062
Total	704,813		1,643,704	1,643,704	1,827,036	3,394,098
Alexandros Aldous
Acceleration of Vesting of Restricted Stock	—		1,517,445	1,517,445	1,688,569	1,688,569	(6)
Cash Severance Payment	662,325	(5)	—	—	—	1,467,926
Total	662,325		1,517,445	1,517,445	1,688,569	3,156,495
Patricia Lecouras
Acceleration of Vesting of Restricted Stock	—		1,183,606	1,183,606	1,317,080	1,317,080	(6)
Cash Severance Payment	531,464	(5)	—	—	—	1,162,582
Total	531,464		1,183,606	1,183,606	1,317,080	2,479,662
(1)    The named executive officers executed letters which noted that the performance measure with respect to the share-price portion of the performance-based vesting restricted share award granted in fiscal 2019 to the named executive officers (the “2019 PRSA Award”) shall be deemed achieved at target upon certification by the Compensation Committee and that the share-price portion of the 2019 PRSA Award shall not vest upon such certification but instead shall remain subject to forfeiture and vest at the earlier of (a) at the end of the fiscal 2021 (which shall be the end of the “Vesting Period” under the 2019 PRSA Award), subject to the named executive officers providing continuous service to the Company until such date or (b) the date the named executive officers have a qualifying termination under Section 3 of the 2019 PRSA Award if before the end of the fiscal 2021.
(2)    Amounts in this column assume the individual’s awards of time-based vesting and performance-based vesting restricted shares of our common stock are not assumed in the change in control transaction and therefore vested immediately prior to the change in control transaction. If awards are assumed by the successor entity in the change in control, awards will vest if within one year following the change in control, the executive terminates employment by reason of death, disability, normal or early retirement, for “good reason” by the executive or involuntary termination for any reason other than “cause.” Thus amounts in this column would also apply if the individual’s time-based vesting and performance-based vesting restricted shares are assumed in the change in control transaction and the individual’s employment terminated for any of the foregoing reasons as of December 25, 2020.
(3)    As discussed in “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Employment Agreements, Offer Letters and Severance Benefits - Executive Change in Control Plan” the severance benefit due in connection with a resignation by the individual for “good reason” or termination by the Company without “cause” (as such terms are defined in the Executive CIC Plan) during the two-year period following a change in control is a multiple of the individual’s base salary, target annual bonus for the year of termination, a lump sum benefits payment and an outplacement payment. The multiple for Mr. C. Pappas is 3x, and the multiple for the other named executive officers is 2x. In addition, under the Executive CIC Plan, amounts are reduced in the event that the individual would be subject to excise taxes imposed under Section 4999 of the Code or any similar tax imposed by state or local law, but only where the after-tax payments received by the individual would be greater than the after-tax payments without regard to such reduction. The total amounts payable above have been calculated assuming no reduction would apply to avoid excise taxes under Section 4999 or state or local law.
(4)    Pursuant to our severance agreement with Mr. C. Pappas, if such named executive officer is terminated by us without “cause” (as that term is defined in the severance agreement), he is entitled to receive an amount equal to a multiple of his annual base salary and target annual bonus for the year of termination as well as a lump-sum benefits payment and lump-sum outplacement services payment payable for a period of two (2) years from the date of his termination and on the same terms and with the same frequency as his annual base salary was paid prior to such termination. The multiple for Mr. C. Pappas is 3x.
(5)    Pursuant to our severance agreements with each of Messrs. J. Pappas, Leddy and Aldous as well as Ms. Lecouras, if such named executive officer is terminated by us without “cause” (as that term is defined in the severance agreement), they are entitled to receive an amount equal to a multiple of their annual base salary and target annual bonus for the year of termination as well as a lump-sum benefits payment and lump-sum outplacement payment payable for a period of eighteen (18) months from the date of their termination and on the same terms and with the same frequency as their annual base salary was paid prior to such termination. The multiple for each of Messrs. J. Pappas, Leddy and Aldous as well as Ms. Lecouras is 2x.
(6)    Amounts assume the individual’s awards of time-based vesting and performance-based vesting restricted shares of our common stock were assumed in the change in control transaction and were accelerated in connection with the executive’s termination without “cause” or resignation for “good reason” as of December 25, 2020.

Employment Agreements, Offer Letters and Severance Benefits
The following describes these arrangements as of December 25, 2020.

Mr. C. Pappas’ Employment Agreement
We entered into an employment agreement with Mr. C. Pappas on August 2, 2011, immediately prior to the consummation of our IPO. Mr. C. Pappas’ employment agreement has a three-year term and provides for the automatic extension of the term for successive one-year terms unless either party to the agreement elects not to renew the agreement at least 60 days prior to the end of the term. The agreement provides for an annual base salary of $750,000 (which has been subsequently increased), an annual cash bonus opportunity to be determined by the Board (or a committee thereof) and the right to participate in our equity-based incentive plans. Additionally, the agreement provides for four weeks of paid vacation annually, a monthly car allowance of $2,000 and participation in our employee benefit plans and programs for salaried employees to the extent permissible under such plans or programs.
The agreement also provides for severance benefits if Mr. C. Pappas is terminated by us without cause, pursuant to which he would receive the continued payment of base salary for one year from the date of termination and the right to receive any bonus that has been earned but remains unpaid on the date of termination; provided, however, that any severance or benefits payable to Mr. C. Pappas in the event of a change in control of the Company shall be determined in accordance with the Executive CIC Plan. Mr. C. Pappas’ employment agreement also includes a non-competition and non-solicitation provision, pursuant to which Mr. C. Pappas agrees, among other things, that for one year following the termination of his employment with us, he will not (i) compete with us or our subsidiaries; (ii) induce a customer or supplier of ours to cease doing business with us; or (iii) induce an employee of ours to leave our employ. For purposes of Mr. C. Pappas’ employment agreement, “cause” is defined as (i) engaging in willful misconduct that is injurious to the Company or our affiliates or (ii) the embezzlement or misappropriation of our, or our affiliates’, funds or property; however, that no act, or failure to act, is to be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

Mr. J. Pappas’ Employment Agreement
We entered into an employment agreement with Mr. J. Pappas on January 12, 2012. Mr. J. Pappas’ employment agreement has a three-year term and provides for the automatic extension of the term for successive one-year terms unless either party to the agreement elects not to renew the agreement at least 60 days prior to the end of the term. The agreement provides for an annual base salary of $250,000 (which has been subsequently increased), an annual cash bonus opportunity to be determined by the Board (or a committee thereof) and the right to participate in our equity-based incentive plans. Additionally, the agreement provides for four weeks of paid vacation annually, a monthly car allowance of $2,000 and participation in our employee benefit plans and programs for salaried employees to the extent permissible under such plans or programs.
The agreement also provides for severance benefits if Mr. J. Pappas is terminated by us without cause, pursuant to which he would receive the continued payment of base salary for one year from the date of termination and the right to receive any bonus that has been earned but remains unpaid on the date of termination; provided, however, that any severance or benefits payable to Mr. J. Pappas in the event of a change in control of the Company shall be determined in accordance with the Executive CIC Plan. Mr. J. Pappas’ employment agreement also includes a non-competition and non-solicitation provision identical to the corresponding provision in the employment agreement with Mr. C. Pappas. For purposes of Mr. J. Pappas’ employment agreement, “cause” is defined in the same manner as in the employment agreement with Mr. C. Pappas.
Offer Letters and Other Severance Benefits
James Leddy
In connection with Mr. Leddy becoming Chief Financial Officer and Assistant Corporate Secretary, the Company entered into an offer letter with Mr. Leddy on October 17, 2017, effective as of November 11, 2017, which provides for the following: (i) an annual base salary of $375,000 (which has been subsequently increased), an annual cash bonus opportunity to be determined by the Board (or a committee thereof), and the right to participate in our equity-based incentive plans. Mr. Leddy’s offer letter also provides that he is entitled to receive his base salary for a period of one year (or payment until he finds a position that provides 80% or more of his then current base salary, if shorter), provided that any severance or benefits payable to Mr. Leddy in the event that his employment is terminated by the Company without “cause” (as defined in the Executive CIC Plan) or by Mr. Leddy for “good reason” (as defined in the Executive CIC Plan), within two years following a change in control of the Company, shall be determined in accordance with the Executive CIC Plan.
Alexandros Aldous
The terms of Mr. Aldous’ employment are described in an offer letter dated February 11, 2011, provided to him by the Company. This offer letter has no specific term and provides that Mr. Aldous is an at-will employee. Mr. Aldous’ annual base salary under the offer letter was $155,000 (which has been subsequently increased). Under his offer letter, Mr. Aldous was initially eligible to participate in our annual, performance-based cash incentive program at a target of 25% of his annual base salary. The Compensation Committee subsequently increased his target under the annual, performance-based cash incentive program to 35% of his annual base salary for 2012, increased the target to 50% of his annual base salary starting in 2013, and then further increased the target to 75% of his annual base salary starting in 2016.
In August 2014, Mr. Aldous entered into a severance agreement with the Company whereby Mr. Aldous is entitled to receive an amount equal to twelve months of his base salary as in effect as of the execution date of the severance agreement or on the effective date of his termination, whichever is greater, following the Company’s termination of his employment without “cause” (as defined in the severance agreement), provided that any severance or benefits payable to Mr. Aldous in the event that his employment is terminated by the Company without “cause” (as defined in the Executive CIC Plan) or by Mr. Aldous for “good reason” (as defined in the Executive CIC Plan), within two years following a change in control of the Company, shall be determined in accordance with the Executive CIC Plan.
Patricia Lecouras
The terms of Ms. Lecouras’ employment are described in an offer letter dated January 1, 2007, provided to her by the Company. This offer letter has no specific term and provides that Ms. Lecouras is an at-will employee. Ms. Lecouras’ annual base salary under the offer letter was initially $200,000 (which has been subsequently increased). Ms. Lecouras is eligible to participate in our annual performance-based cash incentive program at a target of 75% of her annual base salary. Ms. Lecouras’ offer letter also provides that she is entitled to receive her base salary for a period of twelve months following her termination by us without “cause” (as defined in the offer letter), provided that any severance or benefits payable to Ms. Lecouras in the event that her employment is terminated by the Company without “cause” (as defined in the Executive CIC Plan) or by Ms. Lecouras for “good reason” (as defined in the Executive CIC Plan), within two years following a change in control of the Company, shall be determined in accordance with the Executive CIC Plan.
Severance Agreements
On March 25, 2020, the Compensation Committee approved certain enhancements to severance arrangements payable to its current named executive officers, absent a change in control, to provide stability and to help retain management. These changes were documented through severance agreements that provide that, during the term of the severance agreement, if the named executive officer is terminated without cause or resigns for good reason not in connection with a change in control of the Company, and subject to an execution of a release of claims, the named executive officer would be entitled to the following:
•A cash amount, to be paid in the form of salary continuation, equal to the named executive officer’s base salary and annual bonus for the year of termination multiplied by an applicable severance multiple (2x for Mr. C. Pappas and 1.5x for other named executive officers);

•A lump-sum cash payment in lieu of benefits continuation;

•A lump-sum cash payment in lieu of reimbursement for outplacement service costs; and

•Any earned but unpaid annual bonus with respect to the year prior to the year of termination.

The severance agreements each have an initial term of two years that automatically renews on an annual basis unless and until terminated by the Board prior to any renewal in accordance with the terms of the severance agreement.

Executive Change in Control Plan
On March 25, 2020, the Compensation Committee approved certain enhancements to the Executive CIC Plan which the Company has in place for certain senior executives of the Company, including the named executive officers. Under the Executive CIC Plan, if during the two years following a “change in control” of the Company (as defined in the Executive CIC Plan), a named executive officer’s employment is terminated by the Company without “cause” (as defined in the Executive CIC Plan), or the named executive officer resigns for “good reason” (as defined in the Executive CIC Plan), then the named executive officer will be entitled to the following:
•A cash amount equal to the named executive officer’s base salary multiplied by an applicable severance multiple (3x for Mr. C. Pappas and 2x for other named executive officers);

•A cash amount equal to the named executive officer’s target annual bonus for the year of termination multiplied by the same severance multiple that applies to base salary;

•If the termination of employment occurs during the calendar year in which the change in control occurs, a pro-rated target annual bonus for the year of termination, and if the termination of employment occurs in a calendar year following the calendar year in which the change in control occurs, a pro-rated annual bonus for the year of termination paid at the same time and in the same form as annual bonuses are paid to active employees generally based on actual performance in respect of the performance year, with all individual performance goals deemed attained at 100%;

•A lump-sum cash payment in lieu of benefits continuation for the two years commencing on the change in control date; and
•A lump-sum cash payment in lieu of reimbursement for outplacement service costs.

If any payments or benefits provided to a named executive officer pursuant to the Executive CIC Plan would trigger the payment of the excise tax imposed by Section 4999 of the Code or any similar tax imposed by state or local law, the named executive officer will receive (i) the full payment or (ii) a payment reduced to the minimum amount necessary to avoid any such excise tax, whichever amount is greater on a post-tax basis. In no event is the Company responsible to gross-

up or indemnify any named executive officer for excise taxes paid or reductions to payments and benefits received to avoid such excise taxes.

CEO Pay Ratio
    As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our chief executive officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

•	For fiscal 2020, the median annual total compensation of all employees of the Company (other than the chief executive officer) was $44,524 and the annual total compensation of our chief executive officer was $3,804,992. In each case, compensation was calculated using the methodology for determining the compensation of our named executive officers as reported in the Summary Compensation Table.

•	Based on this information, for fiscal 2020, the ratio of the annual total compensation of our chief executive officer to the median annual total compensation of all employees of the Company was 85.5 to 1.

How We Calculated the Ratio

•The “median annual total compensation of all employees” is the annual total compensation of a single employee who is at the midpoint of all of the employees of the Company (other than our chief executive officer) ranked in order of compensation amounts. When determining our midpoint, we considered the compensation of 2,102 employees (other than the chief executive officer) who were employed by the Company as of December 25, 2020. Consistent with SEC requirements, we excluded all of our Canadian employee workforce, which was comprised of approximately 44 employees in Canada, who collectively constituted less than three percent (3%) of our total workforce of approximately 2,146 employees as of December 25, 2020, from consideration in determining the median annual total compensation of all employees. We do not have employees in any countries other than the United States and Canada, and we did not make any adjustments for the cost of living.

•SEC regulations allow employers to identify the midpoint based on a “consistently applied compensation measure” (CACM). Due to the termination of the initially identified median employee, we identified a new median employee in fiscal 2020. As a result, for fiscal 2020, we ran a check detail gross pay report as of December 25, 2020 as our CACM to determine the midpoint of our employee population. We chose this CACM because the data was readily available and, in our judgment, did not include or exclude elements of compensation that would affect our midpoint.

•Although there were two acquisitions in early 2020, which initially caused an increase in our employee population, due to the economic impact of COVID-19, the Company reduced its workforce by approximately 28% in fiscal 2020.

•For fiscal 2020, once we identified our new median employee, we then calculated the median employee’s “annual total compensation.” We followed the methodology required under SEC regulations for calculating the total compensation of our named executive officers as reported in the Summary Compensation Table. We did not add the value of employer contributions to broad-based employee benefit plans except to the extent such amounts are included in the Summary Compensation Table for our named executive officers.

Director Compensation
Pursuant to our Corporate Governance Guidelines, the Board is responsible for setting the compensation of its independent directors. For fiscal 2020, the retainer we paid our non-employee directors was $130,000. The retainer consists of a mix of cash and equity. The cash portion of the retainer, $30,000, is paid in quarterly installments on the first day of each fiscal quarter. On May 15, 2020, in response to the significant impact on the global economy, and the food service industry in particular, from the effects of the COVID pandemic, the Board unanimously approved waiving the cash retainer component of the Board’s compensation package for purposes of liquidity preservation by the Company until the Board reevaluated such cash retainer compensation. On December 3, 2020, the Board approved the restoration of the $30,000 cash retainer component of the 2020-2021 independent Board member compensation, on a pro-rata basis for the remainder of each Board member’s current term, such restoration effective as of December 26, 2020. The equity portion of the retainer, $100,000 in time-based vesting restricted stock, will vest at the Annual Meeting. In fiscal 2020, we did not pay directors for attending meetings of the Board or its committees, but we did pay directors for lead directorship and committee membership and chairmanship as well as reimbursed our independent directors for their expenses incurred in attending Board and committee meetings. Our directors receive retainers for their participation as members of committees of the Board equal to $12,500 for Audit Committee membership, $10,000 for Compensation Committee membership and $7,500 for Nominating and Corporate Governance Committee membership. Directors who serve as a chairperson of a committee of the Board receive retainers equal to $25,000 for the Audit Committee chairpersonship, $20,000 for the Compensation Committee chairpersonship, and $15,000 for the Nominating and Corporate Governance Committee chairpersonship. Our Lead Director also receives a retainer equal to $15,000 for Board lead directorship.
    The table below summarizes the compensation paid by us to our directors for fiscal 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(3) ($)	All Other Compensation ($)	Total ($)
Christopher Pappas(1)	—	—	—	—
John Pappas(1)	—	—	—	—
Ivy Brown(2)	—	—	—	—
Dominick Cerbone	63,875	100,001	—	163,876
Joseph Cugine	47,375	100,001	—	147,376
Steven F. Goldstone	14,125	100,001	—	114,126
Alan Guarino	40,375	100,001	—	140,376
Stephen Hanson	25,500	100,001	—	125,501
Aylwin Lewis(2)	—	—	—	—
Katherine Oliver	23,325	100,001	—	123,326
(1)    These individuals did not receive any compensation for their service as a director.
(2)    These individuals did not receive any compensation in fiscal 2020 as their election as directors was not effective until January 1, 2021.
(3)    Each of these restricted stock awards was unvested as of the end of fiscal 2020, and they will each vest at the Annual Meeting. Consistent with ASC Topic 718, the amounts in the table reflect the grant date fair value of our awards to each of our directors, other than Messrs. C. Pappas, J. Pappas and Lewis as well as Ms. Brown, of 7,746 restricted shares of our common stock on May 15, 2020, the date of our 2020 annual meeting of stockholders. The grant date fair value for these awards of restricted stock was determined by taking the closing market price of the Company’s common stock on the date of grant, which was $12.91, and multiplying it by the number of shares awarded.

Director Stock Ownership Requirement
To further align the interests of the Board with the interests of the Company’s stockholders, the Company believes that its independent directors should be stockholders and have a significant personal financial stake in the Company. Accordingly, each independent director is required to own shares of the Company’s common stock valued at three times the director’s equity component of the then-current annual retainer. Each director has three years from the date of the director’s election to the Board to attain such level of stock ownership. After achieving the minimum level of stock ownership, ownership of the minimum amount must be maintained as long as the director remains on the Board. The Nominating and Corporate Governance Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances. Until the stock ownership requirements are met, directors are required to retain the net number of shares of the Company’s common stock received by the directors pursuant to awards granted to the directors or exercised by the directors pursuant to the 2019 Equity Incentive Plan.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is responsible for the appointment, compensation and oversight of the independent registered public accounting firm. The Audit Committee has selected BDO USA, LLP (“BDO”) as our independent registered public accounting firm for fiscal 2021 and has recommended to the Board that this selection be submitted to our stockholders for ratification at the Annual Meeting. Stockholder ratification of the selection of BDO as our independent registered public accounting firm is not required by law or otherwise. However, the Board, upon the recommendation of the Audit Committee, is submitting the selection of BDO to stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the selection of BDO, the Audit Committee will reconsider the matter. BDO has served as our independent registered public accounting firm since 2006. The Audit Committee considers the impact of changing auditors when assessing whether to retain the current independent registered public accounting firm.
Representatives of BDO, which served as our independent registered public accounting firm for fiscal 2020, will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.
The Board unanimously recommends that stockholders vote “FOR” ratification of the selection of BDO as our independent registered public accounting firm for fiscal 2021. Proxies received by the Board will be voted “FOR” ratification of BDO unless a contrary choice is specified in the proxy.
Vote Required

    An affirmative vote of a majority of the shares represented at the Annual Meeting in person (including by webcast) or by properly executed proxy and entitled to vote on Proposal 2 is necessary to ratify the appointment of BDO as our independent registered public accounting firm for fiscal 2021. Abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxies will vote FOR Proposal 2.

Fees Paid to BDO USA, LLP
In addition to retaining BDO to audit our financial statements for fiscal 2020, we engaged the firm from time to time during the year to perform other services. The following table sets forth the aggregate fees billed by BDO in connection with services rendered during the last two fiscal years.

	Fiscal 2020	Fiscal 2019
Fee Category	($)	($)
Audit Fees	1,421,980	1,463,992
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
	1,421,980	1,463,992

Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual financial statements, the review of the interim financial statements included in quarterly reports and services that are normally provided by BDO in connection with regulatory or registration filings and secondary offerings. Fees for audit services in fiscal 2020 and 2019 included fees billed for the audit of our annual financial statements and fees billed for professional services related to BDO’s assessment of internal controls over financial reporting.
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”
Tax Fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax audit defense and mergers and acquisitions.
All Other Fees consist of fees for services other than the services reported above.
In fiscal 2020 and fiscal 2019, no services other than the audit and audit-related services discussed above were provided by BDO.

The Audit Committee has considered whether the provision of the audit-related services described above by BDO is compatible with maintaining auditor independence and determined that BDO’s provision of audit-related services did not compromise its independence as our independent registered public accounting firm.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit related services to be provided by the Company’s independent auditor regardless of amount. These services may include audit services, audit-related services, tax services and other related services. BDO and management are required to periodically report to the Audit Committee regarding the extent of services provided by BDO in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In fiscal 2020, all services provided by BDO were pre-approved by the Audit Committee in accordance with this policy.
Audit Committee Report
The Audit Committee of the Board reports to and acts on behalf of the Board and is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls and processes for monitoring compliance with laws and regulations. The Audit Committee is composed of “independent directors,” as defined in the NASDAQ Listing Rules, and acts under a written charter in compliance with the Sarbanes-Oxley Act of 2002 and other regulations adopted by the SEC and NASDAQ.
The role of the Audit Committee is to assist the Board in the oversight of:
•Compliance with legal and regulatory requirements;

•Accounting and reporting practices;

•The integrity of the Company’s financial statements;

•The qualifications, independence and performance of BDO, the Company’s independent registered public accounting firm;

•The performance of the Company’s internal audit function; and

•Risk and risk management.

During fiscal 2020, the Audit Committee held seven (7) meetings and fulfilled all its responsibilities as set forth in the Audit Committee’s charter, including:
•Reviewing with BDO and the internal auditors the overall scope and plans for the respective audits for the current year;

•Approving all audit engagement fees and terms, as well as permissible non-audit engagements with BDO (please refer to “PROPOSAL 2 - RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM - FEES PAID TO BDO USA, LLP” beginning on page 47 of this proxy statement for a detailed discussion of such fees and related approvals);

•Reviewing the experience and qualifications of the senior members of the BDO audit team;

•Assuring the regular rotation of BDO’s lead audit partner as required by law and considering whether there should be rotation of the independent registered public accounting firm itself;

•Reviewing and discussing with management the Company’s earnings press releases prior to release to the public;

•Meeting with BDO and the Company’s Director of Internal Audit, with and without management present, to discuss the adequacy and effectiveness of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting; and

•Meeting independently with each of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and General Counsel.

With respect to fiscal 2020, the Audit Committee hereby reports as follows:
•The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management and representatives from its independent registered public accounting firm, BDO.

•The Audit Committee has discussed with its independent registered public accounting firm, BDO, the matters required to be discussed by the statement on Auditing Standards No. 1301, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board.

•The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. In addition, the Audit Committee has discussed and considered whether the provision of non-audit services by the Company’s principal auditor, as described above, is compatible with maintaining auditor independence.

•Based on the review and discussion referred to in the immediately preceding first through third paragraphs above, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for fiscal 2020 for filing with the SEC.

                        The Chefs’ Warehouse, Inc. Audit Committee
                        Mr. Cerbone (chairman)
                        Ms. Brown
Mr. Cugine
                        Mr. Hanson

The foregoing Report of the Audit Committee shall not be considered soliciting material, nor shall it be deemed “filed” for any purpose, including for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The Report of the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act or under the Exchange Act, regardless of any general incorporation language in such filing.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
As described in this proxy statement under the caption “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis,” the Compensation Committee’s goal in setting executive compensation is to attract and retain highly-qualified executives by providing total compensation for each position that our board of directors and chief executive officer believe is competitive within our business sector. We also seek to provide appropriate incentives for our named executive officers to achieve performance metrics related to Company-wide performance and the individual’s relevant performance goals. In applying these principles, we seek to integrate compensation with our short-and long-term strategic plans and to align the interests of our named executive officers with the long-term interests of our stockholders.
Stockholders are urged to read the Compensation Discussion and Analysis contained in this proxy statement, which discusses how our compensation policies and procedures implement our compensation objectives and philosophies, as well as the summary compensation table set forth in “EXECUTIVE COMPENSATION - Summary Compensation Table - Fiscal Years 2018-2020” and other related compensation tables and narrative disclosure which describe the compensation of our named executive officers in fiscal 2020.
The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in aligning the interests of our executives with those of our stockholders and in incentivizing performance that supports our short-and long-term strategic objectives and that the compensation of our named executive officers in fiscal 2020 reflects and supports these compensation policies and procedures.
As required by Section 14A of the Exchange Act and as a matter of good corporate governance, stockholders will be asked at the Annual Meeting to approve the following advisory resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board. At our 2018 annual meeting of stockholders, a majority of our stockholders voted, on an advisory basis, to hold the “say-on-pay” advisory vote every year, and our Board subsequently determined that the Company will do so until the next required vote on the frequency of such “say-on-pay” advisory votes occurs. We will hold the next frequency of “say-on-pay” advisory vote at our 2024 annual meeting of stockholders. Although non-binding, the Board and the Compensation Committee will review the voting results of the “say-on-pay” advisory vote and take them into consideration when making future decisions regarding our executive compensation programs.
The Board unanimously recommends that stockholders vote “FOR” the advisory vote on executive compensation. Proxies received by the Board will be voted “FOR” the advisory vote on executive compensation unless a contrary choice is specified in the proxy.
Vote Required
An affirmative vote of a majority of the shares represented at the Annual Meeting in person (including by webcast) or by properly executed proxy and entitled to vote on Proposal 3 is necessary for approval. Broker non-votes will have no effect on the outcome of Proposal 3, and abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxies will vote FOR Proposal 3.

OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock (“Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. To the Company’s knowledge, based solely upon a review of Forms 3, 4 and 5 and amendments thereto filed with the SEC and written representations from Reporting Persons, the Company believes that all Reporting Persons filed the required reports on a timely basis.
Stockholder Proposals for the 2022 Annual Meeting of Stockholders
The 2022 annual meeting of stockholders is expected to be held on May 13, 2022, although this date may change. Eligible stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2022 may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. In order to be considered timely for inclusion in the Company’s proxy materials for the 2021 annual meeting of stockholders, stockholder proposals must be received by the Company at 100 East Ridge Road, Ridgefield, Connecticut 06877, addressed to the corporate secretary of the Company, not later than November 29, 2021. Eligible stockholders interested in submitting a matter to be brought before the Company’s 2022 annual meeting although not included in the Company’s proxy materials may do so by following the procedures prescribed in the Company’s bylaws. In order for the proposal to be considered timely for the Company’s 2022 annual meeting, such stockholder proposal must be received by the Company at the address stated above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (i.e., not earlier than January 14, 2022 and not later than February 13, 2022); provided, however, that if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be so received not later than the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was first made, whichever occurs first.
The stockholder’s submission must include certain specified information concerning the proposal and the stockholder, including such stockholder’s ownership of our common stock. As we will not entertain any proposals at an annual meeting that do not meet these requirements, we strongly encourage stockholders to seek advice from legal counsel before submitting a proposal. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.
THE BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING ON THE INTERNET THROUGH THE VIRTUAL WEB CONFERENCE. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE EITHER VIA THE INTERNET, OR BY TELEPHONE, OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD (IF RECEIVED BY MAIL) AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. STOCKHOLDERS OF RECORD OR BENEFICIAL STOCKHOLDERS NAMED AS PROXIES BY THEIR STOCKHOLDERS OF RECORD WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND CAST THEIR VOTES ELECTRONICALLY OVER THE INTERNET DURING THE MEETING.

By Order of the Board of Directors,
/s/ Christopher Pappas
Christopher Pappas
Chairman of the Board

March 29, 2021

THE CHEFS' WAREHOUSE, INC.
100 EAST RIDGE ROAD
RIDGEFIELD, CT 06877

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 13, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 10, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/chef21**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 13, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 10, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D43187-P51414

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE CHEFS' WAREHOUSE, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Ivy Brown	☐	☐	☐
1b. Dominick Cerbone	☐	☐	☐
1c. Joseph Cugine	☐	☐	☐
1d. Steven F. Goldstone	☐	☐	☐
1e. Alan Guarino	☐	☐	☐
1f. Stephen Hanson	☐	☐	☐
1g. Aylwin Lewis	☐	☐	☐
1h. Katherine Oliver	☐	☐	☐
1i. Christopher Pappas	☐	☐	☐
1j. John Pappas	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
2. To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 24, 2021.	☐	☐	☐
3. To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the 2021 Proxy Statement.	☐	☐	☐

At their discretion, the Proxies are authorized to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date